Exhibit 4.1

DOMINO’S PIZZA 401(K) SAVINGS PLAN

EFFECTIVE AS OF JANUARY 1, 2002

EXCEPT AS OTHERWISE PROVIDED

DOMINO’S PIZZA 401(K) SAVINGS PLAN

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“Fail-Safe Contributions”		12

“Fund”		12

“Highly Compensated Eligible Employee”		12

“Highly Compensated Employee”		12

“Hour of Service”		13

“Investment Medium”		17

“Limitation Year”		18

“Matching Contributions”		18

“Normal Retirement Age”		18

“Normal Retirement Date”		18

“Participant”		18

“Participating Company”		18

“Payroll Period”		18

“Plan”		18

“Plan Year”		18

“Profit Sharing Contributions”		19

“Qualified Domestic Relations Order”		19

“Required Beginning Date”		19

“Rollover Contributions”		20

“Salary Reduction Contributions”		20

“Separation from Service”		20

“Spouse”		20

“Total Disability”		20

“Trust Agreement”		20

“Trustee”		20

“Valuation Date”		21

“Year of Eligibility Service”		21

“Year of Service”		21

ARTICLE II	TRANSITION AND ELIGIBILITY TO PARTICIPATE	22

2.1	Rights Affected and Preservation of Accrued Benefit	22

2.2	Year of Eligibility Service	22

2.3	Eligibility to Participate	22

2.4	Election to Make Salary Reduction Contributions	23

2.5	Participation in Matching Contributions	24

2.6	Participation in Profit Sharing Contributions	24

2.7	Participation in Fail-Safe Contributions	24

2.8	Eligibility to Participate - Rollover Contributions	24

2.9	Data	24

ARTICLE III	CONTRIBUTIONS TO THE PLAN	25

3.1	Salary Reduction Contributions	25

3.2	Change of Percentage Rate	27

3.3	Discontinuance of Salary Reduction Contributions	27

3.4	Matching Contribution	27

3.5	Profit Sharing Contribution	28

3.6	Fail-Safe Contribution	29

3.7	Timing and Deductibility of Contributions	30

3.8	Fund	30

3.9	Limitation on Salary Reduction Contributions and Matching Contributions	30

3.10	Prevention of Violation of Limitation on Salary Reduction Contributions and Matching Contributions	32

3.11	Maximum Allocation	46

3.12	Reemployment of Veterans	49

3.13	401(k) Safe Harbor Provisions	51

ARTICLE IV	PARTICIPANTS’ ACCOUNTS	56

4.1	Accounts	56

4.2	Valuation	56

4.3	Apportionment of Gain or Loss	56

4.4	Accounting for Allocations	56

ARTICLE V	DISTRIBUTION	57

5.1	General	57

5.2	Separation from Service	57

5.3	Death	57

5.4	Total Disability	57

5.5	Valuation for Distribution	58

5.6	Timing of Distribution	59

5.7	Mode of Distribution	61

5.8	Beneficiary Designation	64

5.9	Recalculation of Life Expectancy	66

5.10	Transfer of Account to Other Plan	66

5.11	Distribution of Amounts Transferred From Monaghan Plan	68

5.12	Other Distributions	69

5.13	Manner of Payment of Benefits	69

ARTICLE VI	VESTING	70

6.1	Nonforfeitable Amounts	70

6.2	Years of Service for Vesting	70

6.3	Breaks in Service and Loss of Service	71

6.4	Restoration of Service	71

6.5	Forfeitures and Restoration of Forfeited Amounts upon Reemployment	71

6.6	Amendment of Vesting Schedule	73

ARTICLE VII	ROLLOVER CONTRIBUTIONS	75

7.1	Rollover Contributions	75

7.2	Vesting of Rollover Account	76

7.3	Distribution of Rollover Account	77

ARTICLE VIII	WITHDRAWALS	78

8.1	Withdrawals of Rollover Contributions	78

8.2	Hardship Withdrawals	78

8.3	Withdrawals On and After Attainment of Age 59 1 /2	81

8.4	Amount and Payment of Withdrawals	81

8.5	Withdrawals Not Subject to Replacement	82

8.6	Pledged Amounts	82

8.7	Investment Medium to be Charged with Withdrawal	82

ARTICLE IX	LOANS TO PARTICIPANTS	83

9.1	Loan Application	83

9.2	Loan Approval	83

9.3	Amount of Loan	83

9.4	Terms of Loan	84

9.5	Enforcement	86

9.6	Additional Rules	87

ARTICLE X	ADMINISTRATION	88

10.1	Committee	88

10.2	Duties and Powers of Committee	88

10.3	Functioning of Committee	90

10.4	Disputes	90

10.5	Indemnification	95

ARTICLE XI	THE FUND	96

11.1	Designation of Trustee	96

11.2	Exclusive Benefit	96

11.3	No Interest in Fund	96

11.4	Trustee	96

11.5	Investments	96

11.6	Company Stock Fund	98

11.7	Voting Rights of Participants with respect to Company Stock	99

11.8	Rights on Tender or Exchange Offer for Company Stock	100

ARTICLE XII	AMENDMENT OR TERMINATION OF THE PLAN	102

12.1	Power of Amendment and Termination	102

12.2	Merger	103

ARTICLE XIII	TOP-HEAVY PROVISIONS	104

13.1	General	104

13.2	Definitions	104

13.3	Exclusion of Certain Cash or Deferred Arrangements	109

13.4	Minimum Contribution for Non-Key Employees	109

13.5	Vesting	111

ARTICLE XIV	RIGHTS OF ALTERNATE PAYEES	112

14.1	General	112

14.2	Distribution	112

14.3	Withdrawals	113

14.4	Death Benefits	113

ARTICLE XV	GENERAL PROVISIONS	114

15.1	No Employment Rights	114

15.2	Governing Law	114

15.3	Severability of Provisions	114

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15.4	No Interest in Fund	114

15.5	Spendthrift Clause	114

15.6	Incapacity	118

15.7	Withholding	118

15.8	Missing Persons	119

WHEREAS, Domino’s Pizza, LLC, as successor sponsor to Domino’s Pizza, Inc. (the “Company”), maintains the Domino’s Pizza 401(k) Savings Plan (the “Plan”), which was previously amended and restated effective January 1, 1997 and subsequently amended as of the following dates:

First Amendment	January 1, 1997

January 1, 2002 Amendment	January 1, 2002

Third Amendment	January 1, 2003

Fourth Amendment	January 1, 2005

Fifth Amendment	July 1, 2005

Sixth Amendment	January 1, 2006

Seventh amendment	January 1, 2007

Eighth Amendment	January 1, 2006

the Plan as so amended being hereinafter called the “Amended Plan”; and

WHEREAS, the Company desires to incorporate the First through Eighth Amendments to the Plan and to ensure that the Amended Plan shall continuously qualify under those provisions of the federal income tax laws relating to qualified profit-sharing retirement plans containing cash or deferred arrangements of the kind described in Section 401(k) of the Code and that contributions to the Fund by the Company shall be deductible for federal income tax purposes

NOW, THEREFORE:

1. The Amended Plan is set forth in this document.

2. No benefit provided under the Plan protected by Section 411(d)(6) of the Code shall be eliminated by this document, and this document shall be construed and administered so as to comply with such Code Section and Regulations.

3. This document shall apply for Plan Years beginning on and after January 1, 2002, except as otherwise expressly provided in this document.

ARTICLE I

DEFINITIONS

1.1 Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa. Any term used herein without an initial capital letter that is used in a provision of the Code with which this Plan must comply to meet the requirements of section 401(a) of the Code shall be interpreted as having the meaning used in such provision of the Code, if necessary for the Plan to comply with such provision.

“Account” means the entries maintained in the records of the Trustee which represent the Participant’s interest in the Fund. The term “Account” shall refer, as the context indicates, to any or all of the following:

“Fail-Safe Contribution Account” means the Account to which are credited Fail-Safe Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Matching Contribution Account” means the Account to which are credited Matching Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Profit Sharing Account” means the Account to which are credited Profit Sharing Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Rollover Account” means the Account to which are credited a Participant’s Rollover Contributions, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Salary Reduction Account” means the Account to which are credited a Participant’s Salary Reduction Contributions, including his Catch-Up Contributions, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Actual Deferral Percentage” means, for any Eligible Employee for a given Plan Year, the ratio of a to b, where:

“a” represents the sum of:

(1) such Eligible Employee’s Salary Reduction Contributions for the Plan Year, plus

(2) in the case of any Highly Compensated Eligible Employee, his elective deferrals for the year under any other qualified retirement plan, other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code or a tax credit employee stock ownership plan as defined in section 409(a) of the Code, maintained by the Participating Company or any Affiliated Company, plus

(3) at the election of the Committee, any portion of the Eligible Employee’s Matching Contributions required or permitted to be taken into account under section 401(k) of the Code and the regulations issued thereunder, plus

(4) at the election of the Committee, any portion of the Eligible Employee’s Fail-Safe Contributions required or permitted to be taken into account under section 401(k) of the Code and the regulations issued thereunder; and

“b” represents the Eligible Employee’s Compensation for the Plan Year, calculated to the nearest one hundredth of one percent

(the “current year testing method”). For these purposes, the Company may elect to consider only Compensation for that portion of the Plan Year during which the Employee was an Eligible Employee, provided that this election is applied uniformly to all Eligible Employees for the Plan Year.

“Administrative Delegate” means one or more persons or institutions to whom, or to which, the Committee, pursuant to a written agreement, has delegated certain administrative functions.

“Affiliated Company” means, with respect to any Participating Company, (a) any corporation that is a member of a controlled group of corporations, as determined under section 414(b) of the Code, which includes such Participating Company; (b) any member of an affiliated service group, as determined under section 414(m) of the Code, of which such Participating Company is a member; (c) any trade or business (whether or not incorporated) that is under common control with such Participating Company, as determined under section 414(c) of the Code; and (d) any other organization or entity which is required to be aggregated with the Participating Company under section 414(o) of the Code and regulations issued thereunder. “50% Affiliated Company” means an Affiliated Company, but determined with “more than 50%” substituted for the phrase “at least 80%” in section 1563(a) of the Code, when applying sections 414(b) and (c) of the Code.

“Age” means, for any individual, his age on his last birthday, except that an individual attains Age 59 1/ 2 or Age 70 1/2 on the corresponding date in the sixth calendar month following the month in which his 59th or 70th (respectively) birthday falls (or the last day of such sixth month if there is no such corresponding date therein).

“Alternate Payee” shall mean any Spouse, former Spouse, child or other dependent of a Participant who is recognized by a domestic relations order (within the meaning of section 414(p)(1)(B) of the Code) as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

“Average Actual Deferral Percentage” means, for a specified group of Eligible Employees for a Plan Year, the average of the Actual Deferral Percentages for such Eligible Employees for the Plan Year.

“Average Contribution Percentage” means, for a specified group of Eligible Employees for a Plan Year, the average of the Contribution Percentages for such Eligible Employees for the Plan Year.

“Benefit Commencement Date” means, for any Participant or beneficiary, the date as of which the first benefit payment, including a single sum, from the Participant’s Account is due, other than pursuant to a withdrawal under Article VIII.

“Board of Directors” means the board of directors (or other governing body) of the Company.

“Break in Service” means, for any Employee, any Plan Year in which he is credited with less than 501 Hours of Service and is not an Employee as of the last day of the Plan Year.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

“Committee” means the individuals appointed by the Board of Directors (if any) or by the Company to supervise the administration of the Plan, as provided in Article X.

“Company” means Domino’s Pizza, LLC, and its successors.

“Company Stock” means shares of common stock of the Company which meet the definition of “employer securities” in Section 409(l) of the Code.

“Compensation” means, for any Eligible Employee, for any applicable period, all compensation as that term is defined in Section 415(c)(3) of the Code. More particularly, Compensation means and includes (i) any amount which is contributed or deferred by the Company at the election of a Participant or Employee and which is not included in the gross income of the Participant or Employee by reason of Code Sections 402(e)(3), 402(h)(1)(B), 402(k), 125(a), 457(b) or 132(f)(4), [Note and (ii) wages within the meaning of Code Section 3401(a) and all other payments of compensation to the Participant or Employee by the Company (in the course of the Company’s trade or business) for which the Company is required to furnish the Participant or Employee a written statement under Code Sections 6041(d), 6051(a)(3), and 6052. The compensation referred to in clause (ii) of the preceding sentence is the compensation required to be reported in Box 1 (wages, tips and other compensation) of IRS Form W-2. Such compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). For purposes of contributions under Sections 3.1 through 3.6 of the Plan, Compensation shall exclude compensation paid in kind, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (and also excluding, for purposes of Section 3.1(a) only, Christmas and other gifts, safety bonuses, suggestion awards, and severance pay and Salary Reduction Contributions and salary deferrals under a plan described in section 125 of the Code during such Plan Year.)

Amounts contributed under Section 125 of the Code include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

Compensation within the meaning of Code Section 415(c)(3) must be actually paid or made available to the Employee (or, if earlier, includible in the gross income of the Employee) within the Plan Year. For these purposes, Compensation is treated as paid on a date if it is actually paid on that date, or it would have been paid on that date but for an election under Code Sections 401(k), 403(b), 408(k), 408(p)(2)(A)(i), 457(b), 132(f) or 125.

For Plan Years beginning during and after 2005, Compensation paid following the Participant’s severance from employment shall be considered Compensation within the meaning of Code Section 415(c)(3), provided that the amounts represent regular compensation for services performed during the Participant’s regular working hours, compensation for services performed outside the Participant’s regular working hours, such as, overtime or shift differentials, commissions, bonuses or other similar compensation and, absent a severance from employment, the payments would have been paid to the Participant had he continued in employment or the Company. Any other payments made to the Participant after severance from employment shall not be considered Compensation within the meaning of Code Section 415(c)(3) except for amounts (a) paid within the later of 2 1/2 months following his severance from employment or the end of the Plan year that includes the date of severance of employment, and (b) the amounts would have been included in the definition of Compensation if they had been paid prior to the Employee’s severance from employment.

The compensation of each Employee taken into account under the Plan for the purposes described above shall not exceed $200,000, as adjusted by the Commissioner for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

“Contribution Percentage” means, for any Eligible Employee for a given Plan Year, the ratio of a to b, where:

“a” represents the sum of

(1) such Eligible Employee’s Matching Contributions for the Plan Year (to the extent not included in such Eligible Employee’s Actual Deferral Percentage for such Plan Year), plus

(2) in the case of any Highly Compensated Eligible Employee, any employee contributions and Matching Contributions, including any elective deferrals recharacterized as employee contributions, under any other qualified retirement plan, other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code or a tax credit employee stock ownership plan as defined in section 409(a) of the Code, maintained by the Participating Company or any Affiliated Company, plus

(3) at the election of the Committee, any portion of the Eligible Employee’s Fail-Safe Contributions required or permitted to be taken into account in accordance with section 401(m) of the Code and the regulations issued thereunder, plus

(4) at the election of the Committee, any portion of the Eligible Employee’s Salary Reduction Contributions for the Plan Year or elective deferrals under any other qualified retirement plan maintained by a Participating Company or any Affiliated Company that may be disregarded without causing this Plan or such other qualified retirement plan to fail to satisfy the requirements of Section 401(k)(3) of the Code and the Regulations issued thereunder; and

“b” represents the Eligible Employee’s Compensation for the Plan Year, calculated to the nearest one hundredth of one percent (the “current year testing method”). For these purposes, the Company may elect to consider only Compensation for that portion of the Plan Year during which the Employee was an Eligible Employee, provided that this election is applied uniformly to all Eligible Employees for the Plan Year.

“Covered Employee” means any Employee who (a) is employed by a Participating Company, and (b) is not covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder, and (c) is a resident or citizen of the United States of America. An Employee who is such solely by reason of being a leased employee shall not be a Covered Employee.

“Effective Date” means January 1, 2002.

“Eligible Employee” means an Employee who has become an Eligible Employee as set forth in Section 2.3, and who has remained a Covered Employee at all times thereafter.

“Employee” means an individual who is employed by a Participating Company or an Affiliated Company. For purposes of the pension requirements of Section 414(n)(3) of the Code (but not for purposes of eligibility to participate in the Plan) the term

Employee shall include leased employees as defined in Section 414(n)(2) of the Code. Leased employee means any person who is not an employee of the Company or an Affiliated Company (in this paragraph any of such Companies being referred to as the “recipient”) and who provides services to the recipient if (i) such services are provided pursuant to an agreement between the recipient and any other person (in this paragraph called the “leasing organization”), (ii) such person has performed such services for the recipient (or for the recipient and related persons) on a substantially full-time basis for a period of at least one year, and (iii) such services are performed under primary direction or control by the recipient. Contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient shall be treated as provided by the recipient. However, a leased employee shall not be considered an Employee if (i) such employee is covered by a money purchase pension plan providing (aa) a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Section 125, Section 402(h)(8), Section 402(h), Section 403(b), Section 457 or Section 132(f)(4) of the Code, (bb) immediate participation, and (cc) full and immediate vesting, and (ii) leased employees do not constitute more than 20% of the recipient’s nonhighly compensated work force. Amounts under section 125 include any amounts not available to an Employee in cash in lieu of group health coverage because the Employee is unable to certify that he or she has other health coverage. An amount will be treated as an amount under section 125 only if the Employer does not request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the health plan. An individual rendering services to the Company purportedly as an independent contractor shall not be treated as an Employee before the Company has acknowledged that it must withhold federal income tax from the individual’s compensation.

“Employment Commencement Date” means, for any Employee, the date on which he is first entitled to be credited with an “Hour of Service” described in Paragraph (a)(1) of the definition of Hour of Service in this Article.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fail-Safe Contributions” means the amounts contributed by a Participating Company pursuant to Section 3.6.

“Fund” means the fund established for this Plan, administered under the Trust Agreement, out of which benefits payable under this Plan shall be paid.

“Highly Compensated Eligible Employee” means an Eligible Employee who is (or is treated as) a Highly Compensated Employee.

“Highly Compensated Employee” means any Employee of a participating Company or an Affiliated Company who -

(a)	Was a 5-percent owner as defined in Code Section 416(i)(1)(A)(iii) at any time during the Plan Year (the “Determination Year”) or preceding twelve month period (the “Look-Back Year”), or

(b)

For the Look-Back Year received compensation from a Participating Company or an Affiliated Company in excess of $80,000, as indexed, and was in the top-paid group of employees for the Look-Back Year, provided that the “top-paid group election” made by the inclusion of this paragraph in the Plan must apply consistently to the same Plan Years of all plans of a Participating Company and any Affiliated Company (other than multiemployer plans) that begin with or within the same calendar year. “Top paid group” means the group consisting of the top 20 percent of employees when ranked on the basis of Plan Year compensation. For purposes of determining the number of employees in the top-paid group, those employees described in Code Section 414(q)(5) shall be excluded.

As used above in this definition of Highly Compensated Employee, “compensation”, means Compensation as defined in this Section 1.1.

In determining whether an Employee is a 5-percent owner as defined in Code Section 416(i)(l)(A)(iii), certain family members are considered under Code Sections 416(i)(1)(B) and 318 to own the outstanding stock of the Company owned directly or indirectly by other family members. As a result, Employees who do not directly own 5 percent of the outstanding stock of the Company may be treated as 5-percent owners and hence as Highly Compensated Employees.

A former Employee who Separated from Service with a Participating Company or an Affiliated Company prior to the Plan Year for which the determination of Highly Compensated Employees is being made shall be treated as a Highly Compensated Employee if such Employee was a Highly Compensated Employee in the Plan Year of separation or in any Plan Year ending on or after the Employee’s 55th birthday, in accordance with the rules applicable to determining Highly Compensated Employee status in effect for such Plan Year.

Notwithstanding the foregoing provisions of this definition of Highly Compensated Employee, any transition relief granted by the Internal Revenue Service or applicable law in connection with the changes in this definition which are effective for Plan Years beginning after December 31, 1996 shall be available to the Plan.

“Hour of Service” means, for any Employee, a credit awarded with respect to:

(a)	except as provided in (b) or (c),

(1) each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company during the applicable Plan Year for the performance of employment duties; or

(2) each hour for which he is entitled, either by award or agreement, to back pay from a Participating Company or an Affiliated Company, irrespective of mitigation of damages; these hours shall be credited to the Employee for the Plan Year or years to which the award or agreement pertains rather than the Plan Year in which the award, agreement or payment is made; or

(3) each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), jury duty, layoff, leave of absence, or military duty; provided, however that no more than 501 Hours of Service are required to be credited under this item (3) to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Plan Year; or

(4) hours shall not be credited under (1) and/or (3) if such hours are credited under (2) above.

(b)	For any period that includes any hours for which an Hour of Service would otherwise be credited to an Employee under (a), above, the Committee may, in accordance with rules applied in a uniform and non-discriminatory manner, elect instead to credit Hours of Service using one or more of the following equivalencies:

Basis Upon Which Records Are Maintained	Credit Granted to Individual For Period

Shift	actual hours for full shift

Day	10 Hours of Service

Week	45 Hours of Service

semi-monthly period	95 Hours of Service

month	190 Hours of Service

(c)	Anything to the contrary in Subsection (a) or (b) notwithstanding:

(1) No Hours of Service shall be credited to an Employee for any period merely because, during such period, payments are made or due him under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws.

(2) No Hours of Service shall be credited to an Employee with respect to payments solely to reimburse for medical or medically related expenses.

(3) No Hours of Service shall be credited twice.

(4) Hours of Service shall be credited at least as liberally as required by the rules set forth in U.S. Department of Labor regulations 2530.200b-2(b) and (c).

(5) In the case of an Employee who is such solely by reason of service as a leased employee within the meaning of Section 414(n) of the Code, Hours of Service shall be credited as if such Employee were employed and paid with respect to such service (or with respect to any related absences or entitlements) by the Participating Company or Affiliated Company that is the recipient thereof.

(d)	Solely for purposes of determining whether a one-year Break in Service has occurred, but not for purposes of determining the number of Years of Service of an Employee or Participant for eligibility or vesting purposes, nor for any other purpose under the Plan, an Employee or Participant who is absent from work by reason of maternity or paternity shall be deemed to have completed Hours of Service during such absence subject to the following terms and conditions:

(1) Absence from work by reason of maternity or paternity means and includes any absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child of the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement,

(2) The number of Hours of Service deemed to have been completed during any such absence (not to exceed 501) shall be the number of Hours of Service which otherwise normally would have been credited to such Employee or Participant but for such absence, or in any case when the Committee is unable to determine such number of hours, eight Hours of Service per day of such absence,

(3) Hours of Service shall be deemed to have been completed during an absence under this paragraph only in the Plan Year in which the absence begins if an Employee or Participant would be prevented from incurring a one-year Break in Service in such Plan Year solely because Hours of Service are deemed to have been completed during such absence, or in any other case in the immediately following Plan Year,

(4) No Hour of Service shall be deemed to have been completed during an absence under this paragraph unless the Employee or Participant furnishes to the Committee such timely information as the Committee may reasonably require to establish that the absence is for a reason described in (1) above and the number of days of such absence.

(c)	Solely for purposes of determining whether a one-year Break in Service has occurred, if an Employee is absent for one or more of the following reasons, then, to the extent he is not otherwise credited with Hours of Service with respect to such absence, he shall be credited with an Hour of Service for each Hour of Service with which he would have been credited if he had continued to be actively employed during the period of absence due to:

(1)	layoff for a period not in excess of one year;

(2)	leave of absence with the approval of the Committee for a period not in excess of one year, unless such period is extended by the Committee;

(3)	military service such that his right to reemployment is protected by law.

“Investment Medium” means any fund, contract, obligation, or other mode of investment to which a Participant may direct the investment of the assets of his Account including, effective January 1, 2005, a Company Stock fund (the “Company Stock Fund”) consisting of shares of Company Stock and short-term money market investments in which funds may be temporarily invested pending investment in shares of Company Stock.

“Limitation Year” means the Plan Year or such other 12-consecutive-month period as may be designated by the Company.

“Matching Contributions” means the amounts contributed by the Company pursuant to Section 3.4.

“Normal Retirement Age” means Age 65. For any Participant who is credited any amount that was transferred on a Participant’s behalf from the Thomas S. Monaghan, Inc. Tax Deferred Savings Plan, Normal Retirement Age with respect to such amounts means the Participant’s Age as of the January 1 next following the calendar year in which the Participant attains Age 59 1/2.

“Normal Retirement Date” means, for any Participant, the first day of the month coincident with or next following his attainment of Normal Retirement Age.

“Participant” means an individual for whom one or more Accounts are maintained under the Plan.

“Participating Company” means the Company and each other organization which is authorized by the Board of Directors to adopt this Plan by action of its board of directors or other governing body.

“Payroll Period” means a weekly, bi-weekly, semi-monthly, or monthly pay period or such other standard pay period of the Participating Company applicable to the class of Employees of which the Eligible Employee is a part.

“Plan” means the Domino’s Pizza 401(k) Savings Plan, a profit sharing plan, as set forth herein.

“Plan Year” means each 12-consecutive month period that begins on January 1 and ends on the next following December 31.

“Profit Sharing Contributions” means the amounts contributed by the Company pursuant to Section 3.5.

“Qualified Domestic Relations Order” means a domestic relations order (within the meaning of section 414(p)(1)(B) of the Code) which creates or recognizes the existence of an Alternate Payee’s rights to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan, and is determined by the Committee to satisfy the requirements of section 414(p) of the Code.

“Required Beginning Date” means, for any Participant the applicable deadlines for payment, or commencement of payment, of any benefits under the Plan, as follows:

(a)	Unless the Participant otherwise elects, the 60th day after the close of the Plan Year in which occurs the latest of the following:

(1) The date on which he attains the earlier of age 65 or Normal Retirement Age;

(2) The tenth anniversary of the year in which he commenced participation in the Plan; or

(3) His Separation from Service.

(b)	If the Participant under another provision of the Plan may elect to defer the payment, or commencement of payment, of benefits under the Plan beyond the latest of the foregoing dates, such election shall be subject to (c) below and must be submitted to the Committee in writing, signed by the Participant, and must describe the benefit and the date on which payment of such benefit shall be made or shall commence.

(c)

Any benefits payable under the Plan to a Participant shall be paid, or shall begin to be paid, not later than April 1 of the calendar year following the calendar year in which (i) the Participant attains age 70 1/2 or (ii) the Participant’s employment terminates, whichever is later, except in the case of a Participant who is a 5-percent owner (as defined in Code Section 416), clause (ii) above shall not apply.

“Rollover Contributions” means, for any Participant, his rollover contributions as provided in Section 7.1.

“Salary Reduction Contributions” means, for any Participant, contributions on his behalf as provided in Section 3.1(a).

“Separation from Service” means, for any Employee, his death, retirement, resignation, discharge or any absence that causes him to cease to be an Employee.

“Spouse” means the person to whom a Participant is married on any date of reference.

“Total Disability” means, with respect to any Participant, (a) a disability with respect to which he is eligible for and receiving benefits under a long-term disability program sponsored by the Company or Affiliated Company or (b) in the case he is a member of a class of employees not covered under a long-term disability program sponsored by the Company or Affiliated Company, a disability to which his attending physician certifies would have entitled the Participant to benefits under the Company’s long-term disability program if he was a member of a class of employees covered by such program.

“Trust Agreement” means any agreement and declaration of trust executed under this Plan.

“Trustee” means the corporate trustee or one or more individuals collectively appointed and acting under the Trust Agreement.

“Valuation Date” means each business day the New York Stock Exchange is open for business or each other date on which the Committee determines that a valuation of the Fund shall be made.

“Year of Eligibility Service” means, for any Employee, a credit used to determine his eligibility to participate under the Plan, as further described in Section 2.2.

“Year of Service” means, for any Employee, a credit used to determine his vested status under the Plan, as further described in Section 6.2.

ARTICLE II

TRANSITION AND ELIGIBILITY TO PARTICIPATE

2.1 Rights Affected and Preservation of Accrued Benefit. Except as provided to the contrary herein, the provisions of this amended and restated Plan document shall apply only to Employees who complete an Hour of Service on or after January 1, 2002. The rights of any other individual shall be governed by the Plan as in effect upon his Separation from Service, except to the extent expressly provided in any amendment adopted subsequently thereto.

2.2 Year of Eligibility Service.

(a)	An Employee shall be credited with a Year of Eligibility Service as of the close of the period that began (or begins) on his Employment Commencement Date and ends on the date when he has completed 1,000 Hours of Service. Such period may be of any duration (more or less than a calendar year).

2.3 Eligibility to Participate.

(a)	Each Eligible Employee as of January 1, 2002, who was eligible to participate in the Plan immediately prior to January 1, 2002, shall continue to be an Eligible Employee as of January 1, 2002.

(b)	Each other Eligible Employee who was not eligible to participate immediately prior to January 1, 2002, shall become an Eligible Employee as of the first full payroll period next following the first date on which he met the following requirements:

(1)	he attained Age 21; and

(2)	he completed one Year of Eligibility Service.

(c)	If an individual is not a Covered Employee as of the first full payroll period next following the date he meets the requirements of Subsection (b) of this Section, he shall become an Eligible Employee as of the first date thereafter on which he is a Covered Employee.

(d)	An Eligible Employee who ceases to be a Covered Employee, by Separation from Service or otherwise, and who later becomes a Covered Employee, shall become an Eligible Employee as of the date on which he first again completes one Hour of Service as a Covered Employee.

(e)	An Employee who terminates employment prior to

i.	being credited with a Year of Eligibility Service, or

ii.	attaining Age 21, or

iii.	becoming a Eligible Employee,

and who thereafter returns to active service, shall be treated as a new hire in the subsequent determination of whether he has a Year of Eligibility Service pursuant to subsection 2.2(a) (with his Employment Commencement Date deemed to be his date of return to active service).

2.4 Election to Make Salary Reduction Contributions. Each Eligible Employee may elect to make Salary Reduction Contributions by filing a written or electronic notice of such election with the Committee in a manner provided by the Committee. Such notice shall authorize the Participating Company to reduce such Eligible Employee’s cash remuneration by an amount determined in accordance with Section 3.1 and to make Salary Reduction Contributions on such Eligible Employee’s behalf in the amount of such reduction. Such election shall become effective as soon as administratively feasible but no earlier than the first day of the Payroll Period following receipt of his election by the Committee.

2.5 Participation in Matching Contributions. An Eligible Employee shall share in Matching Contributions under Section 3.4 for any Plan Year if Salary Reduction Contributions are made on his behalf in such Plan Year.

2.6 Participation in Profit Sharing Contributions. An Eligible Employee shall share in Profit Sharing Contributions under Section 3.5 for any Plan Year during which he (a) receives Compensation and (b) is employed on the last day of the Plan Year.

2.7 Participation in Fail-Safe Contributions. An Eligible Employee shall share in Fail-Safe Contributions under Section 3.6 for any Plan Year during which he (a) receives Compensation, (b) is an Eligible Employee, other than a Highly Compensated Eligible Employee, at any time during the Plan Year, and (c) satisfies such other criteria as may be specified by the Committee, on a uniform and consistent basis, for entitlement to share in Fail-Safe Contributions for such Plan Year.

2.8 Eligibility to Participate - Rollover Contributions. An Eligible Employee, or a Covered Employee who would be an Eligible Employee but for the fact that he has not yet satisfied the applicable age and service requirements set forth in Section 2.3, may elect to make a Rollover Contribution pursuant to Section 7.1. Any such person shall become a Participant on the date his Rollover Contribution is received by the Trustee.

2.9 Data. Each Employee shall furnish to the Committee such data as the Committee may consider necessary for the determination of the Employee’s rights and benefits under the Plan and shall otherwise cooperate fully with the Committee in the administration of the Plan.

ARTICLE III

CONTRIBUTIONS TO THE PLAN

3.1 Salary Reduction Contributions.

(a)	When an Eligible Employee files an election under Section 2.4 to have Salary Reduction Contributions made on his behalf, he shall elect the percentage by which his Compensation shall be reduced on account of such Salary Reduction Contributions. Subject to Sections 3.9 and 3.10, this percentage may be between one percent (1%) and fifteen percent (15%) (effective July 1, 2005, fifty percent (50%)) of such Compensation, rounded to the nearer whole percent. The Participating Company shall contribute an amount equal to such percentage of the Eligible Employee’s Compensation to the Fund for credit to the Eligible Employee’s Salary Reduction Account provided that such contributions may be prospectively limited as provided in Section 3.10. For purposes of making Salary Reduction Contributions and Catch-Up Contributions only, Compensation shall include any amounts deferred to a non-qualified deferred compensation maintained by the Company.

(b)

Salary Reduction Contributions made on behalf of an Eligible Employee under this Plan, together with elective deferrals (as defined in Section 402(g)(3) of the Code) under any other qualified cash or deferred plan or arrangement as defined in Section 401(k) of the Code, a simplified employee pension as defined in Section 408(k) of the Code, a SIMPLE IRA plan described in Section 408(p) of the Code, a salary reduction arrangement under Section 403(b) of the Code, or a trust described in Section 501(c)(18) of the Code, maintained by any Participating Company or Affiliated Company, shall not exceed the dollar limitation under section 402(g) of the Code (as indexed), increased by the dollar limitation on Catch-Up Contributions defined below. Salary Reduction Contributions shall not be made from amounts that are not compensation within the meaning of Code Section 415(c)(3) and Regulation Section 1.415(c)-2. To the extent necessary to satisfy this limitation for any year elections under Subsection (a) of this Section shall be prospectively restricted.

If the Salary Reduction Contributions plus elective deferrals described above exceed such limitation for any calendar year, upon the written request of the Participant made on or before the March 1 first following such calendar year, the excess, including any earnings attributable thereto, designated by the Participant to be distributed from the Plan shall be paid to the Participant on or before the April 15 first following such calendar year, reduced by any amounts previously distributed under Subsection 3.10(a) for the year.

(c)

Effective July 1, 2005, all Eligible Employees who are eligible to make Salary Reduction Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make additional Salary Reduction Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code but, in any event, shall not exceed thirty percent (30%) of the Eligible Employee’s Compensation (“Catch-Up Contributions”). Catch-Up Contributions made to the Fund and/or to any other tax qualified plan of the Company on a Participant’s behalf for a taxable year may not exceed the lesser of $1,000, adjusted as provided under Code Section 414(v)(2), or 75% of his Compensation for the taxable year. Catch-Up Contributions are not subject to the limits imposed under Code

Section 402(g), 415, 401(k)(3), 401(k)(12), 410(b) or 416, as applicable, (but Catch-Up Contributions made in prior years are counted in determining the average benefit percentage under Code Section 410(b) for the current year and whether the Plan is top-heavy in the current year). No Matching Contributions shall be made with respect to any Catch-Up Contributions made by Participants.

3.2 Change of Percentage Rate. A Participant may, without penalty, change the percentage of Compensation designated by him as his contribution rate under Subsection 3.1(a), to any percentage permitted by such Subsection, and such percentage shall remain in effect until so changed. Any such change shall become effective as soon as administratively feasible, but no earlier than the first day of the Payroll Period which immediately follows receipt of the change by the Committee.

3.3 Discontinuance of Salary Reduction Contributions. A Participant may discontinue his Salary Reduction Contributions at any time. Such discontinuance shall become effective as soon as administratively feasible on the first day of the Payroll Period next following receipt of the discontinuance by the Committee. A Participant who discontinues his Salary Reduction Contributions may elect to resume his Salary Reduction Contributions, which election shall be effective as soon as administratively feasible, but no earlier than the first day of the Payroll Period which immediately follows receipt of the election by the Committee.

3.4 Matching Contribution. Subject to the limitations under Section 3.9 and the maximum allocation limitations under Section 3.11, the Participating Company shall contribute to the Fund for each Plan Year, a Matching Contribution in the amount of fifty percent (50%) of that portion of the Salary Reduction Contribution made out of the Participant’s Compensation for any payroll period, or other period, in the Plan Year, which does not exceed (1) six percent (6%) of such Compensation or (2) that portion of the Participant’s Salary Reduction Contribution made out of such Compensation which is not returned to the Participant pursuant to Section 3.10.

3.5 Profit Sharing Contribution.

(a)	(1) Each Participating Company shall contribute to the Fund for each Plan Year such amount as shall be determined by the Board of Directors as of the close of the Participating Company’s fiscal year, provided that the contribution for any Plan Year shall not exceed the maximum allowable current deduction under the Section 404 of the Code.

(2) Such contributions by any Participating Company shall be allocated to the Profit Sharing Accounts of Eligible Employees of such Participating Company and who are eligible to share in Profit Sharing Contributions in accordance with Section 2.7, in proportion to their Compensation for the portion of the Plan Year during which each is an Eligible Employee.

(3) Except with respect to tax deductibility, the Profit Sharing Contribution by any Participating Company for any Plan Year shall include both the amount contributed by the Participating Company for such Plan Year and the amount of Profit Sharing Contributions forfeited during such Plan Year by Employees or former Employees of the Participating Company.

(b)

If any Participating Company is prevented from making a contribution which it would otherwise have been required to make under the Plan, because its current or accumulated earnings are less than the contribution which it would otherwise have made, then so much of the contribution which the Participating Company was prevented from making may be made, for the benefit of the Participants, by another company or companies which together with it are members of an affiliated group of corporations within the meaning of section 1504 of the Code, to the extent of the current or accumulated earnings of the contributing company. However, if the affiliated group of corporations does not file a consolidated federal income tax return, such contribution by each such other company shall be limited to that proportion of its total current and accumulated earnings, remaining after adjustment for its contribution deductible for federal income tax purposes without reference to this Subsection, which the total prevented contribution bears to the total current and accumulated earnings of all companies which are members of the group, remaining after adjustment for all contributions deductible for federal income tax purposes without regard to this Subsection.

3.6 Fail-Safe Contribution. For any Plan Year for which it is determined that the limitation(s) of Subsections (a), (b) or (c) of Section 3.9 has or have been exceeded, the Board of Directors, or the chief executive officer of the Company acting without Board approval, in its or his discretion, may authorize and direct each Participating Company to make a Fail-Safe Contribution in an amount determined by the Board of Directors or the chief executive officer of the Company. Subject to Section 3.11, the Fail-Safe Contribution for any Plan Year shall be allocated to the Fail-Safe Contribution Accounts of those Participants specified by the Committee and in the manner determined by the Committee; provided that no Fail-Safe Contribution shall be allocated to the account of any individual who was a Highly Compensated Employee for such Plan Year.

3.7 Timing and Deductibility of Contributions. Profit Sharing, Matching, and Fail-Safe Contributions for any Plan Year under this Article shall be made within the time prescribed by law for filing its federal income tax return for such taxable year (including extensions thereof). All Participating Company contributions are expressly conditioned upon their deductibility for Federal income tax purposes. Amounts contributed as Salary Reduction Contributions, or Rollover Contributions will be remitted to the Trustee as soon as practicable, but in any event not later than the 15th business day of the month following the month in which such amounts otherwise would have been paid to the Participant as Compensation.

3.8 Fund. The contributions deposited by the Participating Company in the Fund in accordance with this Article shall constitute a fund held for the benefit of Participants and their eligible beneficiaries under and in accordance with this Plan. No part of the principal or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their eligible beneficiaries (including necessary administrative costs); provided that in the case of a contribution made by the Participating Company as a mistake of fact, or for which a tax deduction is disallowed, in whole or in part, by the Internal Revenue Service, the Participating Company shall be entitled to a refund of said contributions, which must be made within one year after payment of a contribution made as a mistake of fact, or within one year after disallowance of the tax deduction, to the extent of such disallowance.

3.9 Limitation on Salary Reduction Contributions and Matching Contributions.

(a)	Actual Deferral Percentage Test. For any Plan Year, the Average Actual Deferral Percentage for the Highly Compensated Eligible Employees shall not exceed the greater of:

(1) one hundred twenty-five percent (125%) of the Average Actual Deferral Percentage for all other Eligible Employees; or

(2) the lesser of:

(A)	two hundred percent (200%) of the Average Actual Deferral Percentage for all other Eligible Employees; or

(B)	two percent (2%) plus the Average Actual Deferral Percentage for all other Eligible Employees.

For purposes of the tests described in (1) and (2) above, Salary Reduction Contributions shall include any amounts treated as Salary Reduction Contributions under Section 3.10 and shall not include (a) salary Reduction Contributions of a non-Highly Compensated Employee to the extent such contributions are Excess Contributions described under Section 3.10(C) and are prohibited under Code Section 401(a)(30), (b) additional Salary Reduction Contributions made pursuant to Code Section 414(u), or Salary Reduction Contributions that are treated as Catch-Up Contributions pursuant to Section 3.1(d).

(b)	Actual Contribution Percentage Test. For any Plan Year, the Average Contribution Percentage for the Highly Compensated Eligible Employees shall not exceed the greater of:

(1) one hundred twenty-five (125%) of the Average Contribution Percentage for all other Eligible Employees; or

(2) the lesser of:

(A)	two hundred percent (200%) of the Average Contribution Percentage for all other Eligible Employees; or

(B)	two percent (2%) plus the Average Contribution Percentage for all other Eligible Employees.

(c)	If the Plan and any other plan(s) maintained by a Participating Company or an Affiliated Company are treated as a single plan for purposes of Section 401(a)(4) or Section 410(b) of the Code, the limitations in Subsections (a) and (b) of this Section shall be applied by treating the Plan and such other plan(s) as a single plan.

3.10 Prevention of Violation of Limitation on Salary Reduction Contributions and Matching Contributions. The Committee shall monitor the level of Participants’ Salary Reduction Contributions and Matching Contributions to insure against exceeding the limits of Section 3.9. To the extent practicable, the Plan Administrator may prospectively limit (i) some or all of the Highly Compensated Eligible Employees’ Salary Reduction Contributions to reduce the Average Actual Deferral Percentage of the Highly Compensated Eligible Employees to the extent necessary to satisfy Subsection 3.9(a) and/or (ii) some or all of the Highly Compensated Eligible Employees’ Matching Contributions to reduce the Average Contribution Percentage of the Highly Compensated Eligible Employees to the extent necessary to satisfy Subsection 3.9(b).

(a)	Adjustments to Prevent Excess Allocations of Salary Reduction Contributions.

In order to assure that no amounts in excess of the special limitations imposed by Section 3.9(a) are allocated to the Salary Reduction Account of any Participant who is a Highly Compensated Employee, and also to assure that no amounts in excess of other limitations imposed by the Plan or by applicable law are exceeded, the following steps shall be taken:

(1) The Committee shall monitor elections made by Participants and Salary Reduction Contributions being made periodically to the Plan pursuant to such elections and may require changes in the elections of Participants, prior to or during any Plan Year, which would reduce the Salary Reduction Contributions being made to the Plan on behalf of such Participants and the Matching Contributions being made to the Plan on account of such Salary Reduction Contributions and/or may reduce or terminate such Salary Reduction Contributions and the Matching Contributions being made to the Plan on account of such Salary Reduction Contributions at any time, in order to assure compliance with any of the limitations referred to above.

(2) If notwithstanding the Committee’s efforts to monitor allocations to the Accounts of Participants as required by (a)(1) above, the Committee determines after the end of a Plan Year that the allocations of Salary Reduction Contributions to the Salary Reduction Accounts of Highly Compensated Employees for such Plan Year exceed the special limitations described in Section 3.9(a):

(A) The Company may make additional discretionary contributions to the Plan for such Plan Year (or prior Plan Year if the prior year testing method is used) for allocation to separate Fail-Safe Contribution Accounts of Participants who are not Highly Compensated Employees, or to Fail-Safe Contribution Accounts of all Participants,

in amounts which in combination with Salary Reduction Contributions (and any Qualified Matching Contributions under (B) below) for such Plan Year (or prior Plan Year) are sufficient to cause such special limitations not to be exceeded. Any such contributions (i) shall be allocated to separate accounts of such Participants in proportion to the Compensation of each paid in that portion of the applicable Plan Year during which he was a Participant, or if applicable Regulations so require, at any time in such Plan Year, (ii) shall meet the requirements of Regulation 1.401(k)-2(a)(6), and (iii) shall be made no later than the end of the 12-month period following the end of the Plan Year to which the contribution relates. Such special accounts shall be fully vested at all times, shall be subject to the same limitations on distributions which are applicable to Salary Reduction Contributions and shall be treated as Salary Reduction Contributions for purposes of Section 3.11. Also, the Company may transfer to separate accounts of the kind described above any Discretionary Company Contributions made to the Plan for such Plan Year in which event they shall be treated in the same manner and be subject to the same conditions as additional discretionary contributions to the Plan under this subsection (A). Contributions made or transferred to separate accounts pursuant to this subsection (A) are referred to as “Qualified Nonelective Contributions.”

(B) The Company may treat all or part of the Matching Contributions to the Plan for such taxable year, all of which are fully vested and subject to the restrictions of Section 5.7(e), as Salary Reduction Contributions. The Company may make additional matching contributions to the Plan for such Plan Year for allocation to separate accounts of Participants for whom Salary Reduction Contributions were made to the Plan for such Plan Year, and who are not Highly Compensated Employees, in amounts which in combination with the Salary Reduction Contributions, the Matching Contributions treated as Salary Reduction Contributions (and any Qualified Nonelective Contributions under (A) above) for such Plan Year are sufficient to cause such special limitations not to be exceeded. Any such additional matching contributions (i) shall be allocated to separate accounts of such Participants in proportion to the Salary Reduction Contributions made on behalf of each for the Plan Year, (ii) shall meet the requirements of Regulation 1.401(k)-2(a)(6), and (iii) shall be no later than the end of the 12-month period following the end of the Plan year to which the contribution relates. Such special accounts shall be fully vested at all times and shall be subject to the same limitations on distributions which are applicable to Salary Reduction Contributions and shall be treated as Salary Reduction Contributions for purposes of Section 3.11. Also, the Company may transfer to separate accounts of the kind described above any Profit Sharing Contributions made to the Plan for such Plan Year in which event they shall be treated in the same manner and be subject to the same conditions as additional matching contributions to the Plan under this subsection (B). Matching Contributions which are fully vested and subject to the limitations of Section 5.7(e), and contributions made or transferred to separate accounts pursuant to this subsection (B) are referred to in this Agreement as “Qualified Matching Contributions”.

(C) The Committee may direct the Trustee to distribute to Participants who are Highly Compensated Employees that portion of the Salary Reduction Contributions made to the Plan on their behalf for such Plan Year which exceeds the special limitations of Section 3.9(a) (“Excess Contributions”) adjusted for earnings or losses. Any Excess Contributions, as so adjusted, to be distributed to Participants shall be designated as Excess Contributions by the Company and be distributed after the close of the Plan Year for which they were made normally within 2 1/2 months after the end of such Plan Year, and in any event not later than 12 months after the end of such Plan Year. (If such Excess Contributions are distributed after 2 1/2 months after the end of such Plan Year an excise tax is imposed on the Company with respect to the same.) Any Excess Contribution to be distributed hereunder shall not include Salary Reduction Contributions designated as Catch-Up Contributions under Subsection 3.1(d) and not taken into account under Subsection 3.9(a), and such Excess Contributions shall be retained and treated as Catch-Up Contributions to the extent, when added to Salary Reduction Contributions designated as Catch-Up Contributions under Section 3.1(d), they do not exceed the limit on Catch-Up Contributions as described under Section 3.1(d).

(D) The total Excess Contributions, if any, for the Plan Year for Participants who are Highly Compensated Employees shall be determined and (if the Committee directs the Trustee as permitted by (C) above) shall be distributed in accordance with the following procedure:

(i) First, determine the dollar amount of Excess Contributions for each Highly Compensated Employee for whom an Excess Contribution is made for the Plan Year in the manner described in Code Section 401(k)(8)(B) and Regulation § 1.401(k)-2(b)(2)(iii).

(ii) Second, determine the total amount of the Excess Contributions described in (i) above (the “Total Excess Contributions”).

(iii) Third, reduce the Salary Reduction Contribution of the Highly Compensated Employee with the highest dollar amount of Salary Reduction Contribution for the Plan Year to the extent required to either (A) reduce the Total Excess Contributions to zero or (B) cause the Highly Compensated Employee’s Salary Reduction Contribution to equal the dollar amount of the Salary Reduction Contribution of the Highly

Compensated Employee with the next highest dollar amount of Salary Reduction Contributions, whichever is less. Repeat this process until the Total Excess Contributions are reduced to zero. When and if the Salary Reduction Contributions of two or more Highly Compensated Employees to be reduced are the same, such Salary Reduction Contributions shall be reduced equally and simultaneously. The amount of any and all such reductions for each Highly Compensated Employee for whom a reduction is made (the “Excess Salary Reduction Contribution”), adjusted for earnings or losses, shall be distributed to each such Highly Compensated Employee in accordance with (C) above.

(iv) If the distributions referred to in (iii) above are made, the requirements of Section 3.9(a) shall be treated as being met, regardless of whether the Actual Deferral Percentage for the group of Participants who are Highly Compensated Employees, if recalculated after such distributions are made, would satisfy such requirements.

(E) Effective January 1, 2006, the income or loss allocable to an Excess distributed to a Highly Compensated Employee under (C) and (D) above by the Trustee shall be equal to the sum of the allocable gain or loss for the Plan Year plus the allocable gain or loss for the gap period (i.e., the period after the close of the Plan Year and prior to the distribution), to the extent the Excess Contributions would be credited with gain or loss for the gap period if the total Account were to be distributed. Effective January 1, 2008, crediting of gap period income or loss shall no longer be required.

(i) The income or loss allocable to an Excess Contribution distributed to a Highly Compensated Employee under (C) and (D) above by the Trustee shall be an amount equal to the income or loss of the Participant’s Salary Reduction Contributions Account for the Plan Year for which the Excess Contribution was made multiplied by a fraction the numerator of which is the Excess Contribution made on behalf of the Participant for such Plan Year and the denominator of which is the Participant’s Salary Reduction Contributions Account balance as of the beginning of such Plan Year plus the Participant’s Salary Reduction Contributions for such Plan Year. To the extent that gap period income or losses must be distributed, income for the Plan Year and the gap period shall be substituted for income for the Plan Year, and Salary Reduction Contributions taken into account for the Plan Year and the gap period shall be substituted for Salary Reduction Contributions taken into account for the Plan Year in determining the fraction that is applied to the income. For these purposes, income or losses allocable to Excess Contributions shall be determined on a date that is no more than 7 days before the distribution.

(ii) Alternatively, allocable income for the gap period may be calculated in an amount equal to 10% of the income allocable to Excess Contributions for the Plan Year under (i) above, multiplied by the number of calendar months that have elapsed since the end of the Plan Year, counting the month of distribution if distribution is made after the 15th day of such month.

(b)	Adjustments to Prevent Excess Allocations of Matching Contributions. If, notwithstanding the Committee’s efforts to monitor allocations to the Accounts of Participants as required by Section 3.1(a)(1), the Committee determines after the end of a Plan Year that the allocations of Matching Contributions to the Matching Company Contribution Accounts of Highly Compensated Employees for such Plan Year exceed the special limitations described in Section 3.9(b):

(1) The Company may make Qualified Nonelective Contributions to the Plan for such Plan Year for allocation to separate accounts of Participants and/or transfer discretionary Company Contributions for such Plan Year to such separate accounts, in the same manner and subject to the same conditions set forth in Section 3.9(b), which in combination with the Matching Contributions (and any additional matching contributions under (2) below) for such Plan Year are sufficient to cause such special limitations not to be exceeded. Also, to cause such special limitations not to be exceeded the Company may transfer to separate accounts of the kind described above any Salary Reduction Contributions made to the Plan for such Plan Year provided that Salary Reduction Contributions and Qualified Nonelective Contributions described above for such Plan Year meet the requirements of Reg. 1.401(m)-2(a)(6).

(2) The Company may make additional matching contributions to the Plan for such Plan Year (or prior Plan Year if the prior year testing method is used) for allocation to the Matching Contribution Accounts of Participants for whom Salary Reduction Contributions were made to the Plan for such Plan Year (or prior Plan Year) and who are not Highly Compensated Employees in amounts which in combination with the Matching Contributions (and any Qualified Nonelective Contributions under (1) above) for such Plan Year are sufficient to cause such special limitations not to be exceeded. Any such contributions shall be allocated to the Matching Contribution Accounts of such Participants in proportion to the Matching Contributions theretofore made on behalf of each for the applicable Plan Year, and shall normally be made no later than the end of the 12-month period following the end of the Plan Year to which the contribution relates. Such additional matching contributions shall be subject to the same plan rules applicable to Matching Contributions and shall be treated as Matching Contributions for purposes of Section 3.10(a).

(3) The Committee may direct the Trustee to distribute to Participants who are Highly Compensated Employees that portion of the Matching Contributions made to the Plan on their behalf for such Plan Year which exceeds the special limitations of 3.9(b) (“Excess Matching Contributions”) adjusted for earnings or losses. Any Excess Matching Contributions, as so adjusted, to be distributed to Participants shall be designated as Excess Matching Contributions by the

Company and be distributed after the close of the Plan Year for which they were made normally within 2 1/2 months after the end of such Plan Year, and in any event not later than 12 months after the end of such Plan Year. (If such Excess Matching Contributions are distributed after 2 1/2 months after the end of such Plan Year an excise tax is imposed on the Company with respect to the same.)

(4) The total Excess Matching Contributions for the Plan Year, if any, for Participants who are Highly Compensated Employees shall be determined and (if the Committee directs the Trustee as permitted by (3) above) shall be distributed in accordance with the following procedure:

(A) First, determine the dollar amount of Excess Matching Contributions for each Highly Compensated Employee for whom an Excess Matching Contribution is made for the Plan Year in the manner described in Code Section 401(m)(6)(C) and Regulation § 1.401(m)-2(b)(2).

(B) Second, determine the total amount of the Excess Matching Contributions described in (A) above (the “Total Excess Matching Contributions”).

(C) Third, reduce the Matching Company Contribution of the Highly Compensated Employee with the highest dollar amount of Matching Company Contribution for the Plan Year to the extent required to either (A) reduce the

Total Excess Matching Contributions to zero or (B) cause the Highly Compensated Employee’s Matching Company Contribution to equal the dollar amount of the Matching Company Contribution of the Highly Compensated Employee with the next highest dollar amount of Matching Contributions, whichever is less. Repeat this process until the Total Excess Matching Contributions are reduced to zero. When and if the Matching Contributions of two or more Highly Compensated Employees to be reduced are the same, such Matching Contributions shall be reduced equally and simultaneously. The amount of any and all such reductions for each Highly Compensated Employee for whom a reduction is made (the “Excess Matching Contribution”), adjusted for earnings or losses, shall be distributed to each such Highly Compensated Employee in accordance with (3) above.

(D) If the distributions referred to in (C) above are made, the requirements of Section 3.9(b) shall be treated as being met, regardless of whether the Actual Contribution Percentage for the group of Participants who are Highly Compensated Employees if recalculated after such distributions are made, would satisfy such requirements.

(5) Effective January 1, 2006, the income or loss allocable to an Excess Matching Contribution shall be equal to the sum of the allocable gain or loss for the Plan Year plus the allocable gain or loss for the gap period (i.e., the period after the close of the Plan Year and prior to the distribution), to the extent the Excess Matching Contributions would be credited with gain or loss for the gap period if the total Account were to be distributed to the Participant. Effective January 1, 2008, crediting of gap period income or loss shall no longer be required.

(i) The income or loss allocable to an Excess Matching Contribution distributed to a Highly Compensated Employee under (3) and (4) above by the Trustee shall be an amount equal to the income or loss of the Participant’s Matching Company Contributions Account for the Plan Year for which the Excess Matching Contribution was made multiplied by a fraction the numerator of which is the Excess Matching Contribution made on behalf of the Participant for such Plan Year and the denominator of which is the Participant’s Matching Company Contributions Account balance as of the beginning of such Plan Year plus the Matching Company Contributions made on behalf of the Participant for such Plan Year. To the extent that gap period income or losses must be distributed, income for the Plan Year and the gap period shall be substituted for income for the Plan Year, and Matching Company Contributions taken into account for the Plan Year and the gap period shall be substituted for Matching Company Contributions taken into account for the Plan Year in determining the fraction that is applied to the income. For these purposes, income or losses allocable to Excess Marching Contributions shall be determined on a date that is no more than 7 days before the distribution.

(ii) Alternatively, allocable income for the gap period may be calculated in an amount equal to 10% of the income allocable to Excess Matching Contributions for the Plan Year under (i) above, multiplied by the number of calendar months that have elapsed since the end of the Plan Year, counting the month of distribution if distribution is made after the 15th day of such month.

(6) Instead of directing the Trustee to distribute any Excess Matching Contributions for the Plan Year to Participants who are Highly Compensated Employees, the Committee may direct the Trustee to allocate such Excess Matching Contributions, adjusted for income or loss and determined and allocated as provided in (3) through (5) above, to the Matching Company Contribution Accounts of Participants who are not Highly Compensated Employees and for whom Salary Reduction Contributions were made to the Plan for the Plan Year. Such Excess Matching Contributions as so adjusted shall be allocated among such accounts in the ratio which each such Participant’s Compensation for the Plan Year bears to the Compensation of all such Participants for the Plan Year. Any Matching Company Contribution for the Plan Year made to the Plan on account of a Salary Reduction Contribution which is determined to be an Excess Salary Reduction Deferral or an Excess Contribution shall, after adjustment for income or loss, be allocated among the Matching Company Contribution Accounts of such participants in the same manner.

(c)

Effect of Correction on Matching Contributions. If the corrective payment to a Highly Compensated Eligible Employee of his Salary Reduction Contributions pursuant to Subparagraph (a)(2)(C) or Subsection (c) of this Section causes Matching

Contributions made on his behalf for the Plan Year (excluding such Matching Contributions that were paid to the Participant pursuant to Subsection (b) or Subsection (c) of this Section) to exceed the specified percentage of his remaining Salary Reduction Contributions for the Plan Year, the Matching Contributions in excess of the specified percentage of his Salary Reduction Contributions for the Plan Year that were not distributed to him shall be forfeited, and used to offset future Matching Contributions. For this purpose, the specified percentage shall be the percentage described in Section 3.4.

(d)	Coordination of Corrective Actions. If the Plan and any other plan maintained by a Participating Company or an Affiliated Company are treated as a single plan pursuant to Subsection 3.9(c), the Committee shall coordinate corrective actions under the Plan and such other plan for the year.

3.11 Maximum Allocation. The provisions of this Section shall be construed to comply with section 415 of the Code.

(a)	Notwithstanding anything in this Plan to the contrary, in no event shall the sum of:

(1) any Matching Contributions, Profit Sharing Contributions, Fail-Safe Contributions, Salary Reduction Contributions (but excluding Catch-Up Contributions) and other employer contributions, forfeitures, and any employee contributions allocated for any Limitation Year to any Participant (including any such amounts distributed pursuant to Section 3.10 but not amounts distributed pursuant to Subsection 3.1(b)) under this and any other defined contribution plan maintained by the Participating Company or any 50% Affiliated Company; plus

(2) all amounts allocated to any Participant after March 31, 1984, to an individual medical account (within the meaning of Code Section 415(l)(2)) which is part of a pension or annuity plan maintained by a Participating Company or any 50% Affiliated Company; plus

(3) all amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date which are attributable to post-retirement medical benefits allocated to a separate account of a Participant who is a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund maintained by a Participating Company or any 50% Affiliated Company;

exceed the lesser of $40,000 (or such other dollar limitation in effect for the Limitation Year under section 415(c)(1)(A) of the Code) or one-hundred percent (100%) of such Participant’s Compensation for the Limitation Year. The 100% Compensation limitation shall not apply to any contribution for medical benefits (within the meaning of section 401(h) or 419A(f)(2) of the Code) which is otherwise treated as an annual addition under section 415(l)(1) or 419A(d)(2) of the Code. Notwithstanding, the term “contribution” shall not include –

(4) Restorative payments made to restore losses to the Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal and state law where Plan participants who are similarly situated are treated similarly with respect to the payments;

(5) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan;

(6) Rollover contributions;

(7) The repayment of loans made to a Participant from the Plan; and

(8) The repayment of amounts described in Code Section 411(a)(7)(B) or the repayment of contributions to a governmental plan as described in Code Section 415(k)(3), as well as Company restorations of benefits that are required pursuant to such repayments.

(b)	If the amount otherwise allocable to the Account of a Participant would exceed the amount described in Subsection (a) of this Section as a result of the reallocation of forfeitures, a reasonable error in estimating the Participant’s Compensation, a reasonable error in determining the amount of Salary Reduction Contributions that may be made with respect to the Participant under the limits of this Section, or such other circumstances as permitted by law, the Committee shall determine which portion, if any, of such excess amount is attributable to the Participant’s Salary Reduction Contributions and the related Matching Contributions. From such portion, the Committee shall distribute the amount of Salary Reduction Contributions and earnings thereon to the Participant as soon as is administratively feasible, and shall direct the Trustee to return to the appropriate Participating Company the amount of the related Matching Contributions.

3.12 Reemployment of Veterans. The provisions of this Section 3.12 shall apply in the case of the reemployment by a Participating Company of an Employee, within the period prescribed by laws relating to the rights of reemployed veterans, after the Employee’s completion of a period of qualified military service (as defined in Section 414(u)(5) of the Code.) The provisions of this Section 3.12 are intended to provide such Employees with the rights required by Section 414(u) of the Code, and shall be interpreted in accordance with such intent.

An Employee participating in the Plan after completion of a period of qualified military service shall be credited with a Year of Vesting Service for any Plan Year during which he is in qualified military service if the Employee would have completed 1,000 Hours of Service in such Plan Year, but for the qualified military service (based on the Employee’s work schedule as in effect on the date such military service began, as determined by the Participating Company). In addition, such Employee shall be permitted to make additional Salary Reduction Contributions and shall be entitled to Matching Contributions with respect to any such additional Salary Reduction Contributions in accordance with the following subsections:

(a)	Such Employee shall be entitled to have his employer make Salary Reduction Contributions under the Plan (“Make Up Deferrals”), in addition to any Salary Reduction Contributions which the Employee elects to have made under the terms of the Plan. From time to time while employed by a Participating Company, such Employee may elect to have his Employer contribute such Make Up Deferrals during the period beginning on the date of such Employee’s reemployment and ending on the earlier of:

(i)	the end of the period equal to the product of three and such Employee’s period of qualified military service, and

(ii)	the fifth anniversary of the date of such reemployment.

Such Employee shall not be permitted to elect to have his employer contribute Make Up Deferrals to the Plan in an amount in excess of he amount which the Employee could have elected to have made under Section 3.1 hereof as Salary Reduction Contributions if the Employee had continued in employment with his employer during such period of qualified military service. The manner in which an Employee may elect to have his employer contribute Make Up Deferrals pursuant to this subsection (a) shall be prescribed by the Participating Company which employs him.

(b)	An Employee who elects to have his employer contribute Make Up Deferrals as described in subsection (a) above shall be entitled to an allocation of Matching Contributions (“Make Up Matching Contributions”) in an amount equal to the amount of Matching Contributions that would have been allocated to the Matching Contribution Account of such Employee under the Plan if such Make Up Deferrals had been made during the period of such Employee’s qualified military service (as determined pursuant to Section 414(u) of the Code). The amounts necessary to make such allocation of Make Up Matching Contributions shall be derived from available forfeitures or, if such forfeitures are less than the amount of Make Up Matching Contributions that must be allocated to any Employee’s Matching Contribution Account, then the Employee’s employer shall make a special contribution which shall be utilized solely for purposes of such allocation.

(c)	An Employee’s “Compensation,” during any period of qualified military service, shall be determined in accordance with Section 414(u) of the Code.

(d)	Any contributions of Make Up Deferrals made by a Participating Company on behalf of an Employee and any contributions of Make Up Matching Contributions made by such employer, in either case, pursuant to this Section 3.12 on account of a period of qualified military service in a prior Plan Year and any allocations of such contributions to an Employee shall not be subject to the limitations prescribed by Sections 3.9 and 3.11 hereof for the Plan Year in which such contributions and allocations are made, but, instead, shall be subject to such limits for the Plan Year to which contributions and allocations relate. In addition, such contributions shall not be included in computing an Employee’s Actual Deferral Percentage or his Contribution Percentage for any Plan Year.

3.13	401(k) Safe Harbor Provisions

(a)	ADP and ACP Test Provisions do not Apply. For any Plan Year in which this Section is included in the Plan, any provisions of the Plan relating to the Actual Deferral Percentage (ADP) test described in Section 401(k)(3) of the Code or the Actual Contribution Percentage (ACP) test described in Section 401(m)(2) of the Code do not apply. To the extent any other provision of the Plan is inconsistent with this Section, the provisions of this Section shall govern.

(b)	Definitions for this Section. For purposes of this Section, the following words and phrases, wherever capitalized, shall have the following meanings, respectively, unless the context otherwise requires:

(1)	“ADP Test Safe Harbor” means the method described in subsection (c) of this Section for satisfying the ADP test of § 401(k)(3) of the Code.

(2)	“ADP Test Safe Harbor Contributions” means Matching Contributions described in Subsection (c) of this Section.

(3)	“Compensation” means Compensation as defined in Section 1.1 of the Plan, except, for purposes of this Section, no dollar limit, other than the limit imposed by § 401(a)(17) of the Code, applies to the compensation of a Non-highly Compensated Employee. However, solely for purposes of determining the compensation subject to a Participant’s deferral election, the term Compensation, as defined in Section 1.1, shall be used, provided such alternative definition is a reasonable definition within the meaning of § 1.414(s)-1(d)(2) of the Regulations and permits each Eligible Employee to elect sufficient elective deferrals to receive the maximum amount of Matching Contributions (determined using the definition of compensation described in the preceding sentence) available to the Eligible Employee under the Plan.

(4)	“Eligible Employee” means an employee eligible to make elective deferrals under the Plan for any part of the Plan Year or who would be eligible to make elective deferrals but for a suspension due to a hardship distribution or to statutory limitations, such as §§ 402(g) and 415 of the Code.

(5)	“Matching Contributions” means contributions made by the Company on account of an Eligible Employee’s elective deferrals including.

(c)	ADP Test Safe Harbor Matching Contributions. The Company shall in respect of each payroll period, make a safe harbor Matching Contribution to a separate account established under the Plan for each Eligible Employee equal to (i) one hundred percent (100%) of that portion of the Eligible Employee’s elective deferrals for the payroll period which do not exceed three percent (3%) of the Eligible Employee’s Compensation for the payroll period, plus (ii) fifty percent (50%) of that portion of such elective deferrals which exceeds three percent (3%) of the Eligible Employee’s Compensation for the payroll period but which does not exceed five percent (5%) of such Compensation. Matching Contributions made during a Plan Year quarter must be contributed to the Plan no later than the last day of the next following Plan Year quarter. Provided, however, that safe harbor Matching Contributions that are made in Company Stock shall be made in the same amount in respect of each calendar month.

(d)	Vesting and Withdrawal Limits on ADP Test Safe Harbor Contributions. An Eligible Employee’s accrued benefit derived from ADP Test Safe Harbor Contributions is nonforfeitable and may not be distributed earlier than severance from employment, death, disability, an event described in § 401(k)(10) of the Code, or the attainment of age 59-1/2. In addition, such contributions must satisfy the ADP Test Safe Harbor without regard to permitted disparity under Code § 401(l). Such contributions may not be withdrawn prior to any of the above named events on account of hardship.

(e)

Notice Requirement. At least 30 days, but not more than 90 days, before the beginning of each Plan Year, the Company will provide each Eligible Employee a comprehensive notice of the employee’s rights and obligations under the Plan, written in a manner calculated to be understood by the average Eligible Employee. If an employee becomes an Eligible Employee after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice must be provided no more than 90 days before the employee becomes an Eligible Employee but not later than such date.

(f)	Election Periods. In addition to any other election periods provided under the Plan, each Eligible Employee may make or modify a deferral election during the 30-day period immediately following receipt of the notice described above.

(g)	Mid-Year Adoption of ADP Test Safe Harbor Nonelective Contribution Method. If the Plan uses the current year testing method, it may be amended after the first day of the Plan Year and no later than 30 days before the last day of the Plan Year to adopt ADP Test Safe Harbor Nonelective Contribution method, effective as of the first day of the Plan Year, but only if the following notices are provided: (a) a notice that would satisfy the requirements of (5) above, except that the notice specifies that the Plan may be amended during the Plan Year to include the ADP Test Safe Harbor Nonelective Contribution method and that, if the Plan is so amended, a follow-up notice will be provided; and (b) at least 30 days before the last day of the Plan Year, each Eligible Employee is provided with a notice that states that the ADP Test Safe Harbor Nonelective Contributions will be made for the Plan Year. However, the Plan cannot be amended after the first day of the Plan Year to adopt the ADP Safe Harbor Matching Contribution method.

(h)	Reduction or Suspension of ADP Test Safe Harbor Matching Contributions. The Plan may be amended during the Plan Year to reduce or suspend ADP Test Safe Harbor Matching Contributions provided that: (a) all Eligible Employees are provided with a notice that explains the consequences of the amendment, the procedures for changing their cash or deferred election and the effective date of the amendment; (b) the reduction or suspension of ADP Test Safe Harbor Matching Contributions is effective on or after the later of 30 days after Eligible Employees are provided with the notice described above, or the date the amendment is adopted; (c) Eligible Employees are provided with a reasonable opportunity prior to the reduction or suspension of ADP Test Safe Harbor Matching Contributions to change their cash or deferred elections; (d) the Plan is amended to provide that the ADP test and, if applicable, the ACP test will be satisfied for the entire Plan Year in which the reduction or suspension occurs using the current year testing method; and (e) the Plan makes the ADP Test Safe Harbor Matching Contributions required under (3) above with respect to amounts deferred through the effective date of the amendment.

(j)	The Plan will not fail to satisfy the requirements to be a 401(k) safe harbor plan merely because of a mid-year change to permit Roth Elective Contributions to the Plan or to permit hardship withdrawals described in IRS Notice 2007-7.

(k)	All other requirements of Code Section 401(k) shall apply to the Plan regardless of whether is satisfies the requirements of the ADP Test Safe Harbor.

(l)	Effective Date. The provisions of this Section 3.13 shall be effective as of January 1, 2006.

ARTICLE IV

PARTICIPANTS’ ACCOUNTS

4.1 Accounts. All contributions and earnings thereon may be invested in one commingled Fund for the benefit of all Participants. However, in order that the interest of each Participant may be accurately determined and computed, separate Accounts shall be maintained for each Participant and each Participant’s Accounts shall be made up of subaccounts reflecting his investment elections pursuant to Section 11.5. These Accounts shall represent the Participant’s individual interest in the Fund. All contributions shall be credited to Participants’ Accounts as set forth in Article III.

4.2 Valuation. The value of each Investment Medium in the Fund shall be computed by the Trustee as of the close of business on each Valuation Date on the basis of the fair market value of the assets of the Fund.

4.3 Apportionment of Gain or Loss. The value of each Investment Medium in the Fund, as computed pursuant to Section 4.2, shall be compared with the value of such Investment Medium in the Fund as of the preceding Valuation Date. Any difference in the value, not including contributions or distributions made since the preceding Valuation Date, shall be the net increase or decrease of such Investment Medium in the Fund, and such amount shall be ratably apportioned by the Trustee or the Insurance Company on its books, among the Participants’ Accounts which are invested in such Investment Medium at the current Valuation Date.

4.4 Accounting for Allocations. The Committee shall establish or provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ Accounts provided for in this Article. From time to time, such procedures may be modified for the purpose of achieving equitable and non-discriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article.

ARTICLE V

DISTRIBUTION

5.1 General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount, and at the time provided in this Article, except as provided in Article VIII and except in the event of the termination of the Plan. The provisions of this Article shall be construed in accordance with section 401(a)(9) of the Code and regulations thereunder (as set forth in Schedule A attached hereto), including the incidental death benefit requirements of section 401(a)(9)(G) of the Code.

5.2 Separation from Service. A Participant who has a Separation from Service for reasons other than death or Total Disability shall have his nonforfeitable interest in his Account paid to him or applied for his benefit in accordance with the provisions of this Article.

5.3 Death. If a Participant dies before his entire nonforfeitable interest in his Account has been paid to him, his remaining nonforfeitable interest shall be paid to, or applied for the benefit of, his beneficiary in accordance with the provisions of this Article.

5.4 Total Disability.

(a)	If a Participant who is an Employee suffers a Total Disability and has a Separation from Service due to his Total Disability, his Account shall be paid to him or applied for his benefit in accordance with the provisions of this Article following the determination of his Total Disability and his Separation from Service.

(b)	Total Disability shall be determined by the Committee, which may consult with a medical examiner selected by it. The medical examiner shall have the right to make such physical examinations and other investigations as may be reasonably required to determine Total Disability.

5.5 Valuation for Distribution.

(a)	For the purposes of paying the amounts to be distributed to a Participant or his beneficiaries under the provisions of this Article, the value of the Fund and the amount of the Participant’s nonforfeitable interest shall be determined in accordance with the provisions of Article IV as of the Valuation Date coincident with or immediately preceding the date of any payment under this Article, except that the Participant’s nonforfeitable interest shall be determined as of the Valuation Date coincident with or preceding the date of payment which is as close as administratively feasible to the date of payment. Such amount shall be adjusted to take into account any additional contributions and forfeitures, if any, which have been or are to be allocated to the Participant’s Account since that Valuation Date, and any distributions or withdrawals made since that date.

(b)	Notwithstanding the above, the Participants’ Account shall be reduced by the amount necessary to repay any outstanding loan from the Plan and interest thereon to the date the Committee declares such loan satisfied, unless such loan is repaid as provided in Section 9.4(e).

5.6 Timing of Distribution.

(a)	Separation For Reason Other Than Death. Any Participant who has a Separation from Service for any reason other than death shall be entitled to receive his nonforfeitable interest in his Account, pursuant to the following rules:

(1) Except as provided in Paragraph (a)(2), if the Participant’s nonforfeitable interest in his Account is $5,000 or less, or the Participant has attained Normal Retirement Age, the Participant’s Benefit Commencement Date shall be the earliest practicable date following the Valuation Date coincident with or next following his Separation from Service. For purposes of this Subsection (1) and (2) below and Section 5.7(a), a Participant’s nonforfeitable interest in his Account shall not include the portion of the Account that is attributable to Rollover contributions (and earnings allocable thereto).

(2) If the Participant has not attained Normal Retirement Age and his nonforfeitable interest exceeds $5,000, his Benefit Commencement Date shall be the earliest practicable date following the Valuation Date coincident with or next following his Separation from Service, except that, if the Participant does not consent to such distribution, distribution of his benefits shall commence on any later date elected by the Participant, that is not later than his Normal Retirement Date, at which time his nonforfeitable interest shall be automatically paid to him. A Participant’s election to receive payment prior to his Normal Retirement Date may be made no earlier than 90 days prior to the Benefit Commencement Date elected by the Participant. The Committee shall inform each Participant who is subject to this Paragraph (a)(2) of his right to defer distribution. Such notice shall be furnished not less than 30 days nor more than 90 days prior to the date of any distribution that occurs prior to the earlier of his death or his Normal Retirement Date. Effective January 1, 2007, the notice requirements that apply in the case of distributions from the Plan shall be extended from 30 to 90 days to 30 to 180 days. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under § 1.411(a)-11(c) of the Treasury Regulations, i.e., the notice required by the preceding sentence is given, provided that:

(A) the Committee clearly informs the Participant that the Participant has a right for a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(B) the Participant, after receiving the notice, affirmatively elects a distribution.

(3) Notwithstanding the foregoing, the Participant’s Benefit Commencement Date shall be no later than the 60th day following the close of the Plan Year in which the Participant attains his Normal Retirement Age or has a Separation from Service, whichever occurs last. In no event, however, shall a Participant’s Benefit Commencement Date be later than his Required Beginning Date. In the event the Participant defaults on an outstanding loan such that the unpaid balance becomes due and payable pursuant to Article IX and the Participant fails to repay the loan in accordance with Section 9.4(e), that portion of the Participant’s Account pledged as security for the loan shall be applied to repay the loan and shall be deemed distributed to the Participant within 60 days of the default; in which case, the Participant may defer commencement of the balance of his Account as described above.

(b)	Death of Participant. If a Participant dies before his entire nonforfeitable interest in his Account has been paid to him, his remaining nonforfeitable interest shall be distributed to his beneficiary commencing as soon as practicable following the Participant’s death.

(c)	This Section shall apply to all Participants, regardless of their date of Separation from Service.

5.7 Mode of Distribution.

(a)	Notwithstanding any other provision in this Article to the contrary, if a Participant has a Separation from Service prior to Normal Retirement Age for any reason other than Total Disability, or if the Participant’s nonforfeitable interest under the Plan as of his Separation from Service or death, whichever applies, exceeds $5,000, subject to Section 5.6(a)(2), the nonforfeitable interest of such Participant shall be paid to the Participant (or his beneficiary) in a single sum.

(b)	Normal Retirement or Total Disability. Except as provided to the contrary in this Article, a Participant who has a Separation from Service at or after his Normal Retirement Age, or on account of Total Disability, may elect in writing to have his nonforfeitable interest paid to him or applied for his benefit in accordance with either of the following modes of payment:

(1)	a single sum payment; or

(2)	approximately equal monthly, quarterly, semi-annual or annual installments over a period not to exceed the life expectancy of the Participant or the joint and survivor life expectancy of the Participant and his beneficiary (with such life expectancy to be determined in accordance with the Code).

(c)	Death. Benefits payable under Section 5.3 upon the death of a Participant shall be distributed in a single sum payment; provided, however, that if a Participant dies after having begun to receive installment payments pursuant to Subsection 5.7(b), his beneficiary may elect that the balance of the Participant’s nonforfeitable interest under the Plan, if any, shall continue to be paid to the beneficiary in the same manner as in effect prior to the Participant’s death for the remaining scheduled term of such payments. Notwithstanding the foregoing, in the event that the Participant’s death constitutes a default on an outstanding loan such that the unpaid balance becomes due and payable pursuant to Article IX and the beneficiary fails to repay the loan in accordance with Section 9.4(e), that portion of the Participant’s Account pledged as security for the loan shall be applied to repay the loan and shall be deemed distributed to the beneficiary within 60 days of the default; in which case, the beneficiary shall receive the balance of the Participant’s Account in accordance with this Subsection.

(d)	Election Prior to Benefit Commencement Date. Except as provided in this Article, a Participant or beneficiary may elect the mode of payment at any time prior to his Benefit Commencement Date. Such election shall be on a form prescribed by the Committee. If a Participant, or a beneficiary entitled to benefits under Section 5.3 upon the death of a Participant who had begun to receive installment payments pursuant to Subsection 5.7(b), fails to make a valid election under this Section, the value of the Participant’s Account shall be distributed as a single sum payment.

(e)

Limitations on Payment of Benefits Derived from Salary Reduction Contributions and Matching Contributions. In no event shall any distribution from a Participant’s Account which is attributable to Salary Reduction Contributions or Matching Contributions (other than a hardship distribution or a distribution of Rollover Contributions under Section5.10 be made earlier than: (1) the Participant’s retirement, death, disability, severance from employment, or attainment of age 59 1/2; or (2) the termination of the Plan and Fund pursuant to Section 12.1 without the Company maintaining defined contribution plan (other than an employee stock ownership plan as defined in Code Sections 4975(e)(7) or 409(a), a simplified employee pension plan as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract described in Code Section 403(b) or a plan described in Code Section 457(b) or (f)) at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Distributions from a Participant’s Account may be made upon severance from employment on or after January 1, 2002 regardless of whether the severance from employment occurred before, on or after January 1, 2002, and regardless of whether the distribution would have satisfied Section 401(k)(2)(B) of the Code and the Regulations thereunder in effect prior to that date (including the 2-year rule in Regulation § 1.401(k)-1(d)(4)(iii)).

5.8 Beneficiary Designation.

(a)	Except as provided in this Section, a Participant may designate the beneficiary or beneficiaries who shall receive, on or after his death, his interest in the Fund. Such designation shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. Except as provided in this Section, the Participant may also revoke or change, at any time and from time to time, any beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. If a Participant names a trust as beneficiary, a change in the identity of the trustees or in the instrument governing such trust shall not be deemed a change in beneficiary.

(b)	Validity. No designation, revocation, or change of beneficiaries shall be valid and effective unless and until filed with the Committee.

(c)	Designation of Non-spouse Beneficiary. A Participant who does not establish to the satisfaction of the Committee that he has no spouse may not designate someone other than his spouse to be his beneficiary unless:

(1)	(A) such spouse (or the spouse’s legal guardian if the spouse is legally incompetent) executes a written instrument whereby such spouse consents not to receive such benefit and consents either:

(i)	to the specific beneficiary or beneficiaries designated by the Participant, or

(ii)	to the Participant’s right to designate any beneficiary without further consent by the spouse; and

(B)	such instrument acknowledges the effect of the election to which the spouse’s consent is being given; and

(C)	such instrument is witnessed by a Plan representative or notary public; or

(2)	the Participant:

(A)	establishes to the satisfaction of the Committee that his spouse cannot be located; or

(B)	furnishes a court order to the Committee establishing that the Participant is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order pertaining to such Participant provides that the spouse’s consent must be obtained; or

(3)	the spouse has previously given consent in accordance with this Subsection and consented to the Participant’s right to designate any beneficiary without further consent by the spouse.

The consent of a spouse in accordance with this Subsection (c) shall not be effective with respect to other spouses of the Participant prior to the Participant’s Benefit Commencement Date, and an election to which Paragraph (2) of this Subsection (c) applies shall become void if the circumstances causing the consent of the spouse not to be required no longer exist prior to the Participant’s Benefit Commencement Date.

(d)	No Beneficiary. If a Participant has no beneficiary under Subsection (a) of this Section, if the Participant’s beneficiary(ies) predecease the Participant, or if the beneficiary(ies) cannot be located by the Committee, the interest of the deceased Participant shall be paid to the Participant’s estate. Any designation by a Participant of the individual who is the Participant’s spouse at the time of the designation as the Participant’s beneficiary automatically shall terminate and be of no effect upon the divorce of the Participant and such individual.

5.9 Recalculation of Life Expectancy. If a Participant’s Account is payable over the life expectancy of the Participant and/or his spouse and/or another beneficiary, the applicable life expectancy shall not be recalculated after the Benefit Commencement Date.

5.10 Transfer of Account to Other Plan.

(a)	(1) a Participant entitled to receive a distribution from the Plan, either pursuant to this Article or pursuant to Article VIII, a Participant’s surviving spouse entitled to receive a distribution from the Plan under Section 5.3, the spouse or former spouse of a Participant who is entitled to receive a distribution from the Plan pursuant to a qualified domestic relations order may direct the Committee to have the Trustee transfer the amount to be distributed in a direct rollover to:

(1)	an individual retirement account described in section 408(a) of the Code,

(2)	an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract),

(3)	a Roth IRA describes in section 408A of the Code, subject to the requirements of section 408A(c)(3) of the Code,

(3)	a qualified retirement plan described in section 401(a) of the Code the terms of which permit the acceptance of rollover contributions,

(4)	an annuity plan described in section 403(a) or section 403(b) of the Code, or

(5)	an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.

Effective January 1, 2007, the non-spouse beneficiary of a Participant or former Participant also may be a distributee with regard to the interest of the non-spouse beneficiary that is directly transferred to an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code.

(b)	The Participant, spouse or former spouse must specify the name of the plan to which the Participant, spouse or former spouse wishes to have the amount transferred, plus such other information as may be requested by the Committee, on a form and in a manner prescribed by the Committee.

(c)	Subsections (a) and (b) shall not apply to the following distributions:

(1)	any distribution which is one of a series of substantially equal payments (not less frequently than annually) over either a period of 10 years or more, or a period equal to the life expectancy of the Participant or the joint life expectancy of the Participant and his beneficiary,

(2)	that portion of any distribution after the Participant’s Required Beginning Date that is required to be distributed to the Participant by the minimum distribution rules of Section 401(a)(9) of the Code,

(3)	any amount that is distributed on account of the hardship of the Employee, or

(4)	such other distributions as may be exempted by applicable statute or regulation from the requirements of section 401(a)(31) of the Code.

(d)	Effective March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of Section 5.7(a), if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 5.7(a), then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee.

5.11 Distribution of Amounts Transferred From Monaghan Plan. With respect to any portion of the Participant’s Account attributable amounts that were transferred on a Participant’s behalf from the Thomas S. Monaghan, Inc. Tax Deferred Savings Plan, the provisions of Sections 5.11 and 5.12 of the Plan prior to this amendment and restatement shall apply. On and after December 31, 2008, Sections 5.11 and 5.12 of the Plan shall be deleted.

5.12 Other Distributions. Consistent with Section 5.7(e):

(a)	Upon the sale to an entity, that is not an Affiliated Company, of substantially all the assets used by a Participating Company in the trade or business of such Participating Company, a Participant who continues employment with the corporation acquiring such assets shall be entitled to have his Account paid to him.

(b)	Upon the sale by a Participating Company to an entity, that is not an Affiliated Company, of such Participating Company’s interest in a subsidiary, a Participant who continues employment with such subsidiary shall be entitled to have his Account paid to him.

(c)	Distributions to Participants described in Subsections (a) and (b) above shall be made pursuant to the provisions of this Article as if the Participant’s Separation from Service had occurred on the closing date of the sale; provided, however that no distribution shall be made under this Section unless:

(1)	it is a lump sum distribution as defined by section 402(e)(4) of the Code, without regard to clauses (i), (ii), (iii) and (iv) of subparagraph (A), subparagraph (B), or subparagraph (H); and

(2)	the Participating Company continues to maintain the Plan.

5.13 Manner of Payment of Benefits The benefits payable to a Participant or beneficiary under the Plan shall be paid pursuant to the election of the Participant or beneficiary in either cash, whole shares of Company Stock, or a combination of each. In the absence of an election, payment shall be made in cash. Cash will be distributed in lieu of fractional shares of Company Stock, or in lieu of lots of less than 100 shares. Notwithstanding the foregoing, in no event shall a Participant or beneficiary receive shares of Company Stock in excess of the number of shares that are credited to his Account immediately prior to the distribution.

ARTICLE VI

VESTING

6.1	Nonforfeitable Amounts.

(a)	A Participant shall have a 100% nonforfeitable interest at all times in his Salary Reduction, Matching, Rollover, Transfer, and Fail-Safe Contribution Accounts.

(b)	(1) A Participant shall have a nonforfeitable interest in his Profit Sharing Account determined in accordance with the following schedule:

Years of Service	Nonforfeitable Interest

less than 3 years	0 percent
3 years	20 percent
4 years	40 percent
5 years	60 percent
6 years	80 percent
7 years or more	100 percent

Effective January 1, 2007, the vesting schedule shall be accelerated as follows:

Years of Service	Nonforfeitable Interest

Less than 1 year	0 percent
1 year	20 percent
2 years	40 percent
3 years	60 percent
4 years	80 percent
5 years or more	100 percent

(2) Notwithstanding the foregoing, a Participant shall have a 100% nonforfeitable interest in his Profit Sharing Account if, while an Employee, he attains his Normal Retirement Age, he dies, or he suffers a Total Disability.

6.2 Years of Service for Vesting. For the purposes of this Article, an Employee shall be credited with a Year of Service for each Plan Year (including Plan Years before the Effective Date) during which he is credited with 1,000 or more Hours of Service.

6.3 Breaks in Service and Loss of Service. An Employee’s Years of Service shall be disregarded if he incurs a Break in Service before his Normal Retirement Date and at a time when (1) he has no nonforfeitable interest in any of his Accounts, other than his Rollover Account, or (2) he has no Account under the Plan. The Years of Service of a former Employee who had a nonforfeitable interest in his Accounts, other than his Rollover Account, at the time he incurs a Break in Service shall not be disregarded and he shall again become a Eligible Employee immediately upon his reemployment.

6.4 Restoration of Service. The Years of Service of an Employee whose Years of Service have been disregarded pursuant to Section 6.3 shall be restored to his credit if he thereafter completes an Hour of Service at a time when the number of his consecutive Breaks in Service is less than five.

6.5 Forfeitures and Restoration of Forfeited Amounts upon Reemployment.

(a)	If a Participant who has had a Separation from Service does not thereafter complete an Hour of Service before the end of the Plan Year in which occurs the earlier of:

(1)	the date on which he receives or is deemed to receive a distribution of his entire nonforfeitable interest in his Account, which is less than 100%; or

(2)	the date on which he incurs his fifth consecutive one-year Break in Service,

his Profit Sharing Account shall be closed, and the forfeitable amount held therein shall be forfeited. For purposes of this Subsection (a), a Participant who has a Separation from Service at a time when his nonforfeitable interest in the Plan is zero shall be deemed to have received a distribution described in Paragraph (1) of this Subsection (a) on the date of such Separation from Service.

(b)	If a Participant has had five consecutive one-year Breaks in Service and again becomes a Covered Employee, the amount forfeited under Subsection (a) of this Section shall not be restored to his Profit Sharing Account under any circumstances.

(c)	If a Participant who has received (or is deemed to have received) a distribution described in Section 6.5(a)(1), whereby any part of his Account has been forfeited, again becomes a Covered Employee prior to incurring five consecutive one-year Breaks in Service, the amount so forfeited shall be restored to his Profit Sharing Account. Amounts restored under this Subsection shall be charged against the following amounts in the following order of priority: (A) forfeitures for the Plan Year, (B) income or gains to the Plan, and (C) Company contributions for the Plan Year. If the foregoing amounts are insufficient, the Participating Company by whom such Participant is reemployed shall make any additional contribution necessary to accomplish the restoration.

(d)	Effective January 1, 2007, after application of Subsection 6.5(c), any remaining amounts forfeited from a Participant’s Profit Sharing Account under Subsection 6.5(a) shall first be used to pay Plan expenses, to the extent not paid by the Employer, for the Plan Year in which the forfeiture occurs. Any remaining forfeitures shall be allocated to the Profit Sharing Accounts of Eligible Employees in the Plan Year following the Plan Year in which the forfeiture occurs pursuant to Section 3.5.

(e)	If a Participant has received a distribution under the Plan, other than a distribution of his entire nonforfeitable interest in his Account upon his Separation from Service, at a time when he has less than a 100% nonforfeitable interest in his entire Account and prior to the date on which he incurs his fifth consecutive one-year Break in Service, his nonforfeitable interest in his Account at all times prior to the date on which he incurs his fifth consecutive one-year Break in Service, shall be the difference between:

(1)	the amount his nonforfeitable interest would have been if he had not received the distribution; and

(2)	the amount to which the distribution would have increased or decreased if it had remained in the Fund.

Immediately after the Participant has five consecutive one-year Breaks in Service, his nonforfeitable interest determined under this Subsection, if in excess of zero, shall be established as a separate account, and he shall at all times have a nonforfeitable interest therein.

6.6 Amendment of Vesting Schedule. If the vesting schedule in this Article VI is amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s nonforfeitable percentage in his Profit-Sharing Account or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least 3 years of service with the Company may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage in his Profit-Sharing Account computed under the Plan without regard to such amendment or change.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(1)	60 days after the amendment is adopted;

(2)	60 days after the amendment becomes effective; or

(3)	60 days after the Participant is issued written notice of the amendment by the Company or Plan administrator, when and if the Company is not the Plan administrator.

ARTICLE VII

ROLLOVER CONTRIBUTIONS

7.1	Rollover Contributions.

(a)	Subject to the restrictions set forth in Subsection 7.1(b), an Covered Employee may transfer or have transferred directly to the Fund, from any qualified retirement plan of a former employer, all or a portion of his interest in the distributing plan. For these purposes, a “qualified retirement plan” shall mean:

(1) a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions;

(2) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; and

(3) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

In addition, an Covered Employee who has established an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code may transfer all of the assets of such individual retirement account that are eligible to be rolled over and would otherwise be includible in gross income to the Fund. Such individual retirement account shall not contain nondeductible contributions made by the Employee while he was a participant in such plans.

(b)	Restrictions. The Trustee shall not accept a distribution from any other qualified retirement plan or from an individual retirement account unless the following conditions are met:

(1) (A) the distribution being transferred must come directly from the fiduciary of the plan of the former employer, or

(B) it must come from the Employee within 60 days after the Employee receives a distribution from such other qualified retirement plan or individual retirement account and must comply with the provisions of section 402(c)(3), 403(a)(4), or 408(d)(3) of the Code, whichever applies;

(2) distributions from a plan for a self-employed person shall not be transferred to this Plan, unless the transfer is directly to the Fund from the funding agent of the distributing plan;

(3) the interest being transferred shall not include assets from any plan to the extent that the Committee determines that the transfer of such interest (A) would impose upon this Plan requirements as to form of distribution that would not otherwise apply hereunder, (B) would otherwise result in the elimination of Code section 411(d)(6) protected benefits, or (C) would cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity requirements of sections 401(a)(11) and 417 of the Code apply; and

(4) the interest being transferred shall not contain nondeductible contributions made to the distributing plan by the Employee.

7.2 Vesting of Rollover Account. The distributions transferred by or for an Employee from another qualified retirement plan or from an individual retirement account shall be credited to the Employee’s Rollover Account. An Employee shall be fully vested at all times in his Rollover Account.

7.3 Distribution of Rollover Account. An Employee may withdraw, not more than once during any Plan Year, not less than $1,000 and up to 100 percent of his Rollover Account, less amounts previously withdrawn therefrom, by submitting his written request to the Committee.

ARTICLE VIII

WITHDRAWALS

8.1 Withdrawals of Rollover Contributions. A Participant may withdraw, not more than once during any Plan Year, up to the total value of the amount in his Rollover Account, by submitting his written request to the Committee, so long as he requests a withdrawal of an amount that is at least equal to the lesser of the sum of the value of his Rollover Account or $1,000.

8.2 Hardship Withdrawals.

(a)	Accounts. In addition to the withdrawals permitted under Section 8.1, a Participant may withdraw, not more than once in any Plan Year, under the rules set forth in Subsections (b) through (e) of this Section 8.2, the following amounts:

(1) his Salary Reduction Account as of December 31, 1988; plus

(2) the sum of his Salary Reduction Contributions made after December 31, 1988, plus

(3) Matching Contributions and Profit Sharing Contributions other than Matching Contributions and Profit Sharing Contributions (and income thereon) counted in the Participant’s Actual Deferral Percentage for any Plan Year beginning on or after December 31, 1988.

(b)	A withdrawal under Subsection 8.2(a) shall be permitted only if the Committee finds that:

(1) it is made on account of immediate and heavy financial need (as defined in Subsection 8.2(c)) of the Participant; and

(2) it is necessary (as defined in Subsection 8.2(d)) to satisfy such immediate and heavy financial need.

(c)	Immediate and Heavy Financial Need. A withdrawal under Subsection 8.2(a) will be deemed to be on account of an immediate and heavy financial need if the Participant requests such withdrawal on account of:

(1) expenses for medical care described in section 213(d) of the Code and previously incurred by the Participant, his spouse, or any of the Participant’s dependents (as defined in section 152 of the Code) or necessary for such individuals to obtain such medical care (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); or

(2) costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant; or

(3) the payment of tuition, room and board expenses, and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents (as defined in section 152 of the Code and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1). (b)(2) and (d)(1)(B)); or

(4) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence; or

(5) effective for Plan Years beginning after 2005, burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependent (as defined in Code Section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(d)(1)(B));

(6) effective for Plan Years beginning after 2005, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7) such other circumstances or events as may be prescribed by the Secretary of the Treasury or his delegate.

(d)	Necessary. A withdrawal under Subsection 8.2(a) shall be deemed to be necessary if:

(1) the amount of the withdrawal does not exceed the amount of the Participant’s immediate and heavy financial need, including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(2) the Participant has obtained all currently permissible distributions (other than hardship distributions) and non-taxable loans, if any, under this and all other plans maintained by the Participating Company and all Affiliated Companies; and

(3) the Participant agrees in writing to be bound by the rules of Subsection 8.2(e).

(e)

Withdrawals from Salary Reduction Account. Effective October 1, 2004, a Participant who receives a distribution from his Salary Reduction Account pursuant to Subsection 8.2(b), or withdraws any elective deferrals under any other qualified retirement plan maintained by the Participating Company or any Affiliated Company, which other plan conditions such withdrawal upon the Participant’s being subject to rules similar to those stated in this Subsection and Subsection 8.2(d), such Participant may not make Salary Reduction Contributions under this Plan or employee contributions (other than mandatory contributions under a defined benefit plan) or elective deferrals under any other qualified or non-qualified plan of deferred compensation (which does not include any health or welfare plan, including a health or welfare plan that is part of a cafeteria plan described in section 125 of the Code) maintained by the Participating Company or an Affiliated Company for a period of 6 months commencing on the date of his receipt of the withdrawal.

(f)	Effective August 17, 2006, If an event would constitute a hardship or unforeseeable emergency under the Plan if it occurred with respect to the Participant’s spouse or dependent, such event shall, to the extent permitted under the Plan, constitute a hardship or unforeseeable emergency if it occurs with respect to a Beneficiary under the Plan.

8.3 Withdrawals On and After Attainment of Age 59 1/2. Upon his attainment of Age 59 1/2, a Participant who has a nonforfeitable interest in his entire Account may withdraw, not more than once during any Plan Year, up to the vested portion in his Account, less amounts previously withdrawn therefrom, by submitting his written request to the Committee.

8.4 Amount and Payment of Withdrawals. The amount of any withdrawal will be determined on the basis of the value of the Participant’s Account valued as of the Valuation Date coincident with or immediately preceding the date of the withdrawal. Payment will be made in a single sum. Any withdrawal requested under this Section 8.4 shall be paid as soon as practicable following the Committee’s determination that the requested withdrawal complies with the terms and conditions set forth in this Section 8.4.

8.5 Withdrawals Not Subject to Replacement. A Participant may not replace any portion of his Accounts withdrawn under this Plan.

8.6 Pledged Amounts. No amount that has been pledged as security for a loan under Article IX may be withdrawn under this Article.

8.7 Investment Medium to be Charged with Withdrawal. Distribution will be made out of the Participant’s interest in the various Investment Media in proportion to the Participant’s share in such Investment Media.

ARTICLE IX

LOANS TO PARTICIPANTS

9.1 Loan Application. Each Participant who is an Employee of a Participating Company and any other Participant or beneficiary who is a party in interest as defined in ERISA, may apply for a loan from the Plan. All applications shall be made to the Committee on forms which it prescribes, and the Committee shall rule upon such applications in a uniform and nondiscriminatory manner in accordance with the rules and guidelines established in this Article. Not more than one loan shall be made to a Participant or beneficiary from the Plan during any Plan Year.

9.2 Loan Approval. The Committee shall have the right to reject a loan application if the Participant has the present intention to take a personal leave of absence during the period of loan repayment or on the basis of a Participant’s credit worthiness and financial need or such other factors as would be considered in a normal commercial setting by an entity in the business of making loans and as the Committee determines necessary to safeguard the Fund.

9.3 Amount of Loan.

(a)	Loan Outstanding. In no event shall a Participant be permitted to have more than one loan outstanding at any time from this Plan.

(b)	Minimum Loan. The minimum amount of any loan shall be $1,000.

(c)	Maximum Loan. In no event shall the loan amount exceed fifty percent (50%) of the value of the vested portion of the Participant’s Account determined as of the Valuation Date immediately preceding the date on which the loan application is received by the Committee.

(d)	The amount of any loan, when added to the amount of a Participant’s outstanding loans under all other plans qualified under section 401(a) of the Code which are sponsored by the Participating Company or any Affiliated Company shall not exceed the lesser of:

(1) $50,000, reduced by the excess (if any) of:

(A)	the Participant’s highest outstanding balance of loans during the one-year period ending on the day before the date on which such loan is made to the Participant, over

(B)	the outstanding balance of loans made to the Participant on the date such loan is made to the Participant; or

(2) fifty percent (50%) of the value of the Participant’s nonforfeitable Account.

9.4 Terms of Loan.

(a)	Interest Rate. The interest rate on loans shall be:

(1) determined by the Committee,

(2) at least commensurate with rates charged for similar loans by entities in the business of making loans, and

(3) adjusted from time to time as circumstances warrant.

(b)	Security.

(1) Security for each loan granted pursuant to this Article shall be, to the extent necessary, the currently unpledged portion of the Participants vested Account, in the order of priority (among the Participant’s accounts included within the term Account as defined in Article I of the Plan) established by the Committee for all loans granted pursuant to the Plan.

(2) In no event shall more than fifty percent (50%) of the Participant’s vested Account as of the date the loan is made be used as security for the loan.

(3) In its sole discretion, the Committee may require such additional security as it deems necessary.

(c)	Repayment. Each loan shall be evidenced by the Participant’s execution of a personal demand note on such form as shall be supplied by the Committee. Each such note shall specify that, to the extent repayment is not demanded sooner, repayment shall be included in installments up to a maximum of 60 months from the date on which the loan is distributed.

(d)	Repayment Frequency. All loans shall be repaid in approximately equal installments (not less frequently than quarterly) through payroll deductions on the first Payroll Period of each month or in such other manner as the Committee may determine. A Participant may repay the outstanding balance of any loan in one lump sum at any time by notifying the Committee of his intent to do so and by forwarding to the Committee payment in full of the then outstanding balance, plus interest accrued to the date of payment. The amount of principal and interest repaid by a Participant shall be credited to a Participant’s Account as each repayment is made.

(e)	Default. If, and only if:

(1) the Participant dies; or

(2) the Participant (other than a Participant who continues to be a party in interest) has a Separation from Service; or

(3) the Compensation of a Participant who is an Employee of a Participating Company is discontinued or decreased below the amount necessary to amortize the loan; or

(4) the loan is not repaid by the time the note matures; or

(5) the Participant attempts to revoke any payroll deduction authorization for repayment of the loan without the consent of the Committee; or

(6) the Participant fails to pay any installment of the loan when due and the Committee elects to treat such failure as default; or

(7) any other event occurs which the Committee, in its sole discretion, believes may jeopardize the repayment of the loan; before a loan is repaid in full, the unpaid balance thereof, with interest due thereon, shall become immediately due and payable.

9.5 Enforcement. The Committee shall give written notice to the Participant (or his beneficiary in the event of the Participant’s death) of an event of default described in Subsection 9.4(e). If the loan and interest are not paid within thirty (30) days of the date of the notice, or within such shorter time period as may be specified in the notice, the amount of the Participant’s vested interest in his Account, excluding his Salary Reduction Account and his Matching Contribution Account, to the extent such Account is security for the loan, shall be reduced (in the order of priority established by the Committee) by the amount of the unpaid balance of the loan, with interest due thereon, and the Participant’s indebtedness shall thereupon be discharged to the extent of the reduction. In addition, if the value of the Participant’s total vested interest in his Account (exclusive of his Salary Reduction Account and his Matching

Contribution Account) pledged as security for the loan is insufficient to discharge fully the Participant’s indebtedness, the Participant’s Salary Reduction Account and Matching Contribution Account shall be used to reduce (in the order of priority established by the Committee) the Participant’s indebtedness at such time as the Participant is entitled to a distribution under Article V or a withdrawal under Article VIII from his Salary Reduction Account and Matching Contribution Account, and any remaining amounts in his Profit Sharing Account shall be used to reduce the Participant’s indebtedness at such time as the Participant has a severance from employment. Such action shall not operate as a waiver of the rights of the Company, the Committee, the Trustee, or the Plan under applicable law. The Committee also shall be entitled to take any and all other actions necessary and appropriate to foreclose upon any property other than the Participant’s Account pledged as security for the loan or to otherwise enforce collection of the outstanding balance of the loan.

9.6 Additional Rules. The Committee may establish additional rules relating to Participant loans under the Plan, which rules shall be applied on a uniform and non-discriminatory basis.

ARTICLE X

ADMINISTRATION

10.1 Committee. If the Company designates one or more individuals as the Committee, the powers and duties of the Committee under the Plan shall be exercised by the Committee; otherwise all such powers and duties shall be exercised by the Company. The Committee shall be the named fiduciary which shall control and manage the operation of the Plan and shall administer the Plan. The Committee members may, but need not, be Employees, and they shall serve at the pleasure of the Company. They shall be entitled to reimbursement of expenses, but those members of the Committee who are also Employees of a Participating Company shall receive no compensation for their service on the Committee. Any reimbursement of expenses of the Committee members shall be paid directly by the Company. The Committee shall be responsible for the general administration of the Plan under the policy guidance of the Company, which is the Plan Administrator as defined in Section 414(g) of the Code.

10.2 Duties and Powers of Committee. In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following specific duties and powers:

(a)	to retain such consultants, accountants and attorneys as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the Committee in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants and attorneys may be the same as those retained by the Company;

(b)	to decide appeals under this Article;

(c)	to enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;

(d)	to resolve questions or disputes relating to eligibility for benefits or the amount of benefits under the Plan;

(e)	to make findings of fact and to construe and interpret and supply omissions with respect to the provisions of the Plan;

(f)	to determine whether any domestic relations order received by the Plan is a qualified domestic relations order as provided in section 414(p) of the Code;

(g)	to evaluate administrative procedures;

(h)	to appoint one or more investment managers, as such term is defined in section 3(38) of ERISA;

(i)	to select the Investment Media in which the Accounts of Participants may be invested pursuant to Section 11.5; and

(j)

to delegate such duties and powers as the Committee shall determine from time to time to any person or persons. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Committee. Any decisions, determinations or findings of fact made by the Committee pursuant to its duties and powers described in the Plan shall be conclusive and binding upon all parties. The Committee shall have sole discretion in carrying out its responsibilities. The expenses incurred by the Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Fund at the direction of the Committee. The Participating Companies shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by so doing, to relieve the Fund from the obligation of bearing such expenses. Payment of any such expenses by a Participating Company on one occasion shall not bind that Participating Company to pay any similar expenses on any subsequent occasion.

(k)	The Committee shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures adopted by the Committee. Any action made or taken by the Administrative Delegate within such framework may be appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in Section 10.4. Any decisions which call for interpretations of Plan provisions not previously made by the Committee shall be made only by the Committee. The Administrative Delegate shall not be considered a named fiduciary with respect to the administrative services it provides within the framework described in this paragraph (k), but if the Administrative Delegate also is the Trustee it shall be a fiduciary in its capacity as Trustee as provided in Section 11.4.

10.3 Functioning of Committee. The Committee and those persons or entities to whom the Committee has delegated responsibilities shall keep accurate records and minutes of meetings, interpretations, and decisions. The Committee shall act by majority vote of the members, and such action shall be evidenced by a written document.

10.4 Disputes. If any Employee, Participant or beneficiary shall claim benefits for which the Committee has determined he is ineligible, or shall dispute the amount or timing of benefits determined by the Committee to be payable hereunder, he shall be entitled to make a claim for benefits pursuant to this Section 10.4. All claims for benefits under this Agreement, whether made by an

Employee, a Participant or a beneficiary, shall be in writing addressed and delivered to the Committee, and shall contain the claimant’s name, mailing address and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

The procedures in this Section will be the sole and exclusive remedy for an Employee, Participant or beneficiary (“Claimant”) to make a claim for benefits under the Plan. These procedures will be administered and interpreted in a manner consistent with the requirements of ERISA §503 and the regulations thereunder. Any electronic notices provided by the Committee will comply with the standards imposed under regulations issued by the Department of Labor. All claims determinations made by the Committee will be made in accordance with the provisions of this Section and the Plan, and will be applied consistently to similarly situated Claimants.

(1)	Written Claim: A Claimant, or the Claimant’s duly authorized representative, may file a claim for a benefit to which the Claimant believes that he or she is entitled under the Plan. Any such claim must be filed in writing with the Committee.

(2)

Decision on Claim: The Committee, in its sole and complete discretion, will make all initial determinations as to the right of any person to benefits. If the Committee elects to hold a hearing, then such hearing shall be held at the Company’s offices located at Ann Arbor, Michigan during normal business hours, unless a different time and/or place are mutually agreed upon. Committee members and others may participate in the hearing by conference phone if it would be a hardship for such person(s) to attend in person. Any hearing shall be attended by at least a majority of the Committee. If the claim is denied in whole or in part, the Committee will send the Claimant (and Claimant’s duly authorized representative, if applicable) a written or electronic notice, informing the Claimant of the denial. The notice must be written in a manner calculated to be understood by the Claimant and must contain the following information: the specific reason(s) for the denial; a specific reference to pertinent Plan provisions on which the denial is based; if additional material or information is necessary for the Claimant to perfect the claim, a description of such material or information and an explanation of why such material or information is necessary; and an explanation of the Plan’s claim review (i.e., appeal) procedures, and the time limits applicable to such procedures. Written or electronic notice of the denial will be given within a reasonable period of time (but no later than 90 days) from the date the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If an extension is necessary, prior to the expiration of the initial 90-day period, the Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision.

(3)

Request for Appeal: If the Committee denies a claim in whole or in part, the Claimant may elect to appeal the denial. If the Claimant does not appeal the denial pursuant to the procedures set forth herein, the denial will be final, binding and unappealable. A written request for appeal must be filed by the Claimant (or the Claimant’s duly authorized representative)

with the Committee within 60 days after the date on which the Claimant receives the Committee’s notice of denial. If a request for appeal is timely filed, the Claimant will be afforded a full and fair review of the claim and the denial. As part of this review, the Claimant may submit written comments, documents, records, and other information relating to the claim, and the review will take into account all such comments, documents, records, or other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Committee’s initial benefit determination. The Claimant also may obtain, free of charge and upon request, records and other information relevant to the claim, without regard to whether such information was relied upon by the Committee in making the initial benefit determination.

(4)

Review Of Appeal: The Committee will determine, in its sole and complete discretion, whether to uphold all or a portion of the initial claim denial. If the Committee elects to hold a hearing, then such hearing shall be held at the Company’s offices located at Ann Arbor, Michigan during normal business hours, unless a different time and/or place are mutually agreed upon. Committee members and others may participate in the hearing by conference phone if it would be a hardship for such person(s) to attend in person. Any hearing shall be attended by at least a majority of the Committee. If, on appeal, the Committee determines that all or a portion of the initial denial should be upheld, the Committee will send the Claimant a written or electronic notice informing the Claimant of its decision to uphold all or a portion of the initial denial, written in a manner calculated to be understood by the Claimant and containing the following information: the specific reason(s) for the denial; a specific reference to pertinent Plan provisions on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim; and an explanation of the Claimant’s right to request arbitration and the applicable time limits for doing so. Written or electronic notice will be given within a reasonable period of time (but no later than 60 days) from the date the Committee receives the request for appeal, unless special circumstances require an extension of time for reviewing the claim, but. In no event may the extension exceed 60 days from the end of the initial 60-day period. If an extension is necessary, prior to the expiration of the initial 60-day period, the Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision.

(5)

Alternative Time For An Appeal To Be Decided: Notwithstanding paragraph (4), if the Committee holds regularly scheduled meetings on a quarterly or more frequent basis, the Committee may make its determination of the claim on appeal at its next regularly scheduled meeting if the Committee receives the written request for appeal more than 30 days prior to its next regularly scheduled meeting or at the regularly scheduled meeting immediately following the next regularly scheduled meeting if the Committee receives the written request for appeal within 30 days of the next regularly scheduled meeting. If special circumstances require an extension, the decision may be postponed to the third regularly scheduled meeting following the Committee’s receipt of the written request for appeal if, prior to the expiration of the initial time period for review, the Claimant is provided with written notice, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a decision. If the extension is required because the Claimant has not provided information that is necessary to decide the claim, the Committee may suspend the review period from the date on which notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

10.5 Indemnification. Each member of the Committee, and any other person who is an Employee or director of a Participating Company or an Affiliated Company shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of administrative functions and duties under the Plan, except in relation to matters as to which he shall be held liable for an act of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member or other person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member or other person may be entitled pursuant to the by-laws of the Participating Company.

ARTICLE XI

THE FUND

11.1 Designation of Trustee. The Company, by appropriate resolution of its Board of Directors, if any, shall name and designate a Trustee and shall enter into a Trust Agreement. The Company shall have the power, by appropriate resolution of its Board of Directors, to amend the Trust Agreement, remove the Trustee, and designate a successor Trustee, as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with the Plan.

11.2 Exclusive Benefit. Prior to the satisfaction of all liabilities under the Plan in the event of termination of the Plan, no part of the corpus or income of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries except as expressly provided in this Plan and in the Trust Agreement.

11.3 No Interest in Fund. No person shall have any interest in or right to any part of the assets or income of the Fund, except to the extent expressly provided in this Plan and in the Trust Agreement.

11.4 Trustee. The Trustee shall be the fiduciary with respect to management and control of Plan assets held by it and shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement.

11.5 Investments.

(a)	Except as provided in Subsection 11.5(e), the Trustee shall invest Salary Reduction Contributions, Rollover Contributions, Matching Contributions, Profit Sharing Contributions, and Fail-Safe Contributions paid to it and income thereon in such Investment Media as each Participant may select in accordance with this Section. Such investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee.

(b)	Selection.

(1) Except as provided in Subsection 11.5(e), a Participant shall select one or more of the Investment Media in which his Accounts shall be invested, and the percentage thereof that shall be invested in each Investment Medium selected; provided that a Participant’s Account may be invested in the available Investment Media in 10% increments.

(2) In the event a Participant fails to make an election pursuant to this Section, amounts allocated to his Account shall be invested in the most conservative of the Investment Media as determined by the Committee.

(3) A Participant may amend such selection by prior notice to the Committee, effective as of such dates determined by the Committee, by giving prior notice to the Committee. Such amendments will be subject to the other requirements of this Section.

(c)	A Participant may transfer, effective as of such dates determined by the Committee, such portion of the value of his interest in any Investment Medium to another Investment Medium, as may be permitted by the Committee.

(d)	The amounts contributed by all Participants to each Investment Medium shall be commingled for investment purposes.

(e)	The Trustee may hold assets of the Fund and make distributions therefrom in the form of cash without liability for interest, if for administrative purposes it becomes necessary or practical to do so.

(f)	As directed by the Committee, to invest and reinvest the assets of the Company Stock Fund primarily in Company Stock in accordance with this Agreement.

(g)	In the event that the Committee directs the Trustee to dispose of any Company Stock held as Fund assets, under circumstances which require registration and/or qualification of the securities under applicable Federal or state securities laws, then the Company, at its own expense, will take, or cause to be taken, any and all such actions as may be necessary or appropriate to effect such registration and/or qualification.

11.6 Company Stock Fund. Effective January 1, 2005, the Company Stock Fund, subject to the next following paragraph, shall be invested by the Trustee solely in Company Stock purchased by the Trustee in the open market or by private purchase at the fair market value of such stock at the time of purchase as determined by the Trustee. Company Stock may also be acquired within the Plan for the accounts of active Participants from the accounts of Participants and beneficiaries who, pursuant to Section 5.14, receive cash distributions from the Plan instead of shares of Company Stock allocated to their accounts. All such acquisitions shall be at the fair market value of such shares at the close of the day of the transaction as determined by the Trustee. In acquiring shares of Company Stock for the accounts of active Participants the Trustee may net purchases, including internal acquisitions of the kind described above, against sales of Company Stock. There shall be no percentage limitation on the portion of the Fund which the Trustee may invest or hold in Company Stock. However, no Participant may direct that any portion of his Salary Reduction Account or Rollover Account be invested in the Company Stock Fund before the effective date of the registration of the Company Stock to be held in the Company Stock Fund with the U.S. Securities and Exchange Commission.

Dividends, interest and other distributions received by the Trustee in respect of each Investment Medium, including the Company Stock Fund, shall be reinvested in the same Investment Medium. However, pending reinvestment, any such dividends, interest and other distributions in respect of the Company Stock Fund shall be invested by the Trustee in short-term fixed income investments, which may include units of participation in a short term fixed income fund maintained by the Trustee or a short term fixed income mutual fund.

11.7 Voting Rights of Participants with respect to Company Stock. Each Participant shall have the right to direct the Trustee as to the manner in which voting rights appurtenant to Company Stock allocated to the Participant’s Account are to be exercised in each matter brought before an annual or special stockholders meeting of the Company and on each matter as to which shareholder authorization of corporate action is solicited by written consent. Before each such meeting or solicitation, the Company shall cause to be furnished to each Participant a copy of the proxy, other information or solicitation material furnished to stockholders, together with a form requesting directions on how the shares of Company Stock allocated to the Participant’s Account shall be voted on each such matter. Upon timely receipt of such directions the Trustee shall on each such matter vote as directed the number of shares held by the Trustee and covered by such instructions. If a Participant fails to give the Trustee timely instructions as to how to vote any Company Stock, the Trustee shall not vote such Company Stock. The instructions received by the Trustee from Participants shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of the Company or any Affiliated Company.

11.8 Rights on Tender or Exchange Offer for Company Stock. Each present or former Participant (or, in the event of his death, his beneficiary) shall have the right, to the extent of the number of shares of Company Stock allocated to his Account, to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to such shares of Company Stock. The Committee shall use its best efforts timely to distribute or cause to be distributed to each present or former Participant (or beneficiary thereof) such information as will be distributed to stockholders of the Company in connection with any such tender offer or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to shares of such Company Stock. The instructions received by the Trustee from Participants shall be held by the Trustee in confidence and shall not be divulged or released to any person, including officers or employees of the Company or any Affiliated Company. If the Trustee does not receive timely instruction from a Participant (or beneficiary) as to the manner in which to respond to such a tender or exchange offer, such Participant (or beneficiary) shall be deemed to have instructed the Trustee not to tender or exchange the shares allocated to his Account, and the Trustee shall not tender or exchange any such shares.

If pursuant to instructions from any Participant or beneficiary (each being referred to in this paragraph as a “Tendering Participant”) given pursuant to this subsection 11.8 the Trustee tenders shares of Company Stock in the Tendering Participant’s Account, if any, and receives cash for these shares, the portion of the Participant’s Account, if any, invested in the Company Stock Fund shall be reduced by the number of shares in the Company Stock Fund portion of his Account which were sold, and the proceeds of the sale if they consist of cash shall be invested in any one or more of the other Investment Media as directed by the Participant. If the Trustee receives property other than cash for any tendered shares of

Company Stock, the Tendering Participant’s portion of the Participant’s Account, if any, invested in the Company Stock Fund shall be reduced by the number of shares in the Company Stock Fund portion of his Account which were sold, the property received shall be retained in a separate Investment Medium in the Fund pending a decision by the Trustee of its disposition, and the Tendering Participant shall be credited with his allocable share of such separate Investment Medium.

The Trustee shall tender or exchange unallocated shares of Company Stock only if so directed by the Committee, which, in so directing, shall act solely in accordance with the principles set forth in Section 404(a) of ERISA.

ARTICLE XII

AMENDMENT OR TERMINATION OF THE PLAN

12.1 Power of Amendment and Termination.

(a)	It is the intention of each Participating Company that this Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body. Furthermore, the Company reserves the power to amend or terminate the Plan at any time by action of the Board of Directors, or, in the case of an amendment that does not substantially alter the nature or expense of the Plan, by the Committee without Board approval.

(b)	Each amendment to the Plan shall be binding on each Participating Company if such Participating Company:

(1)	consents to such amendment at any time; or

(2)	fails to object thereto within thirty days after receiving notice thereof.

(c)

Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no amendment or termination shall cause any part of the monies contributed hereunder to revert to the Participating Companies or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. Upon termination or partial termination of the Plan, or upon complete discontinuance of contributions, the rights of all affected persons to benefits accrued to the date of such termination shall be nonforfeitable. In addition the

Committee in its sole discretion may fully vest the Matching Company Contributions Accounts and Discretionary Company Contributions Accounts of a group of Participants because they are affected by a business divestiture, layoff or other similar transaction, in which case the rules relating to a partial termination described or referred to above shall apply (even when a true “partial termination” under Code Section 411(d)(3) has not occurred). Upon termination of the plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code), Accounts shall be distributed in accordance with applicable law.

12.2 Merger. The Plan shall not be merged with or consolidated with, nor shall its assets be transferred to, any other qualified retirement plan unless each Participant would receive a benefit after such merger, consolidation, or transfer (assuming the Plan then terminated) which is of actuarial value equal to or greater than the benefit he would have received from his Account if the Plan had been terminated on the day before such merger, consolidation, or transfer.

ARTICLE XIII

TOP-HEAVY PROVISIONS

13.1 General. The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top-Heavy Plan (as defined below). It is intended that this Article shall be construed in accordance with the provisions of section 416 of the Code.

13.2 Definitions. The following definitions shall supplement those set forth in Article I of the Plan:

(a)	“Aggregation Group” means this plan and each other qualified retirement plan (including a frozen plan or a plan which has been terminated during the 60-month period ending on the Determination Date) of a Participating Company or an Affiliated Company:

(1)	in which a Key Employee is a participant; or

(2)	which enables any plan in which a Key Employee participates to meet the requirements of sections 401(a)(4) or 410 of the Code; or

(3)	without the inclusion of which, the plans in the Aggregation Group would be Top-Heavy Plans, but, with the inclusion of which, the plans in the Aggregation Group are not Top-Heavy Plans and, taken together, meet the requirements of sections 401(a)(4) and 410 of the Code.

(b)	“Determination Date” means, for any Plan Year, the last day of the preceding Plan Year. In the case of a Plan with a calendar Plan Year, (other than a plan in its first Plan Year), the determination of whether the plan is top-heavy for the first Plan Year beginning January 1, 2002, is made as of December 31, 2001 in accordance with the provisions of the Plan effective as of January 1, 2002.

(c)	“Key Employee” means, with respect to any Plan Year:

(1) any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was:

(A)	an officer of a Participating Company having annual Compensation during such period greater than $130,000 (as adjusted under Section 416(i)(1) of the Code, provided that no more than 50 employees (or if lesser, the greater of (i) three, or (ii) 10% of the employees) shall be treated as officers, and provided that employees described in Section 414(q)(8) of the Code shall be excluded; or

(B)	a five-percent (5%) owner of a Participating Company; or

(C)	a one-percent (1%) owner of a Participating Company having Compensation in excess of $150,000; or

(2) an Employee who is also the beneficiary of an individual described in Paragraph (1) of this Subsection shall be counted as a Key Employee, but only the benefit attributable to the Key Employee shall be counted in determining Top-Heavy status. For purposes of this Subsection, Compensation shall include compensation within the meaning of Section 415(c)(3) of the Code. Determinations under this Subsection shall be made in accordance with Section 416(i) of the Code.

(d)	“Key Employee Ratio” means, for any Determination Date, the ratio of the amount described in Paragraph (1) of this Subsection to the amount described in Paragraph (2) of this Subsection, after deducting from each such amount any portion thereof described in Paragraph (3) of this Subsection, determined as of the most recent Valuation Date within a 12-month period ending on the Determination Date where:

(1)	the amount that is the sum of:

(A)	the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group; plus

(B)	the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group; plus

(C)	the amounts distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the period of one Plan Year ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death or disability, this provision shall be applied by substituting a five-year period for a one-year period;

(2)	the amount that is the sum of:

(A)	the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group; plus

(B)	the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group; plus

(C)	the amounts distributed from all plans in such Aggregation Group to or on behalf of any participant during the period of one Plan Year ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting a five-year period for a one-year period; and

(3)	the amount that is the sum of:

(A)	all rollover contributions (or fund to fund transfers) made to the Plan during the five Plan Years ending on the Determination Date which were initiated by the Employee from a plan sponsored by an employer which is not a Participating Company or an Affiliated Company; plus

(B)

rollovers to this Plan which were either not initiated by the employee or were made from another tax qualified plan maintained by the Company or any Participating or Affiliated Company, but not rollovers made from this

Plan to another tax qualified plan maintained by the Company or a Participating or Affiliated Company or from this Plan to another tax qualified plan and not initiated by the employee.

(C)	any amount that is included in Paragraphs (1) and (2) of this Subsection for a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year; plus

(D)	any amount that is included in Paragraphs (1) and (2) of this Subsection for a person who has not performed any services for any Participating Company during the one-year period ending on the Determination Date.

The present value of accrued benefits under any defined benefit plan shall be determined on the basis of the method used for accrual purposes for all plans maintained by all Participating Companies and Affiliated Companies if a single method is used by all such plans, or, otherwise, the slowest accrual method permitted under Section 411(b)(1)(C) of the Code.

(e)	“Non-Key Employee” means, for any Plan Year:

(1)	an Employee or former Employee who is not a Key Employee with respect to such Plan Year; or

(2)	a beneficiary of an individual described in Paragraph (1) of this Subsection.

(f)	“Compensation” means, for any Participant for any Plan Year, the Code Section 415(c)(3) definition of compensation.

(g)	“Top-Heavy Plan” means, for any Plan Year, each plan in the Aggregation Group for such Plan Year if, as of the applicable Determination Date, the Key Employee Ratio exceeds sixty percent (60%).

13.3 Exclusion of Certain Cash or Deferred Arrangements. The provisions of Section 13.4 shall not apply for any Plan Year that the Plan consists solely of:

(a)	a cash or deferred arrangement which meets the requirements of Code Section 401(k)(12), and

(b)	matching contributions with respect to which the requirements of Code Section 401(m)(11) are met.

If the Plan would otherwise be treated as Top-Heavy because it is a member of a Required Aggregation Group, contributions under the Plan may be taken into account in determining whether any other plan in the group meets the requirements of Section 13.4.

13.4 Minimum Contribution for Non-Key Employees.

(a)

In each Plan Year in which the Plan is a Top-Heavy Plan, each Eligible Employee who is a Non-Key Employee and who is an Employee on the last day of such Plan Year (regardless of the number of Hours of Service earned by the Non-Key Employee or his level of compensation for the Plan Year) will receive a total minimum Participating Company or Affiliated Company contribution (including forfeitures) under all plans described in Paragraphs (a)(1) and (a)(2) of Section 13.2 of not less than three percent (3%) of the Eligible Employee’s Compensation for the Plan Year, reduced to the percentage at which contributions, including forfeitures, are made (or are required to be made) for a Plan Year for the Key

Employee for whom such percentage is the highest for that Plan Year. Elective deferrals allocated to the accounts of Non-Key Employees shall not be used to meet the minimum contribution requirements of this Subsection. However, elective deferrals allocated to the accounts of Key Employees shall be counted in making the Top-Heavy determination. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

(b)	All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section; however, this Section shall not apply to any plan which is required to be included in the Aggregation Group if such plan enables a defined benefit plan in the group to meet the requirements of section 401(a)(4) or section 410 of the Code.

(c)	If a Non-Key Employee described in Subsection (a) participates in both a defined benefit plan and a defined contribution plan described in Paragraphs (a)(1) and (a)(2) of Section 13.2, the Participating Company is not required to provide such Employee with both the minimum benefit under the defined benefit plan and the minimum contribution. In such event, the Non-Key Employee shall not receive the minimum contribution described in this Section if he has the minimum benefit required by section 416 of the Code under the defined benefit Top-Heavy Plan.

13.5 Vesting. The vested interest in his Profit Sharing Account of each Participant with one or more Hours of Service in a Plan Year in which the Plan is a Top-Heavy Plan shall be determined in accordance with the following schedule for any Plan Year in which the Plan is a Top-Heavy Plan unless Section 6.1 provides more rapid vesting for such Participant:

Years of Service	Nonforfeitable Interest

less than 2 years	0 percent
2 years	20 percent
3 years	40 percent
4 years	60 percent
5 years	80 percent
6 years	100 percent

ARTICLE XIV

RIGHTS OF ALTERNATE PAYEES

14.1 General. Except as otherwise provided in this Article, an Alternate Payee shall have no rights to a Participant’s benefit and shall have no rights under this Plan other than those rights specifically granted to the Alternate Payee pursuant to a Qualified Domestic Relations Order. Notwithstanding the foregoing, an Alternate Payee shall have the right to appeal the denial of a claim for any benefits awarded to the Alternate Payee pursuant to a Qualified Domestic Relations Order, as provided in Section 10.4. Any interest of an Alternate Payee in the Accounts of a Participant, other than an interest payable solely upon the Participant’s death pursuant to a Qualified Domestic Relations Order that provides that the Alternate Payee shall be treated as the Participant’s surviving spouse, shall be separately accounted for by the Trustee in the name and for the benefit of the Alternate Payee.

14.2 Distribution.

(a)	Notwithstanding anything in this Plan to the contrary, a Qualified Domestic Relations Order may provide that any benefits of a Participant payable to an Alternate Payee shall be distributed immediately or at any other time specified in the order. If the order does not specify the time at which benefits shall be payable to the Alternate Payee, and the value of benefits payable to the Alternate Payee is $5,000 or less, the benefits shall be distributed to the Alternate Payee immediately. If the value of benefits payable to the Alternate Payee exceeds $5,000, the benefits shall be distributed as soon as practicable following the earlier of the Alternate Payee’s election to receive benefits, or the Alternate Payee’s death.

(b)	If a Qualified Domestic Relations Order does not provide the form of distribution of benefits payable to an Alternate Payee, the Alternate Payee shall have the right to elect distribution in any form provided under Article V, except that benefits to be paid in installments may not be paid over a period exceeding the life expectancy of the Alternate Payee, determined as of the date of the first distribution.

(c)	If the Qualified Domestic Relations Order does not specify the Investment Media from which amounts shall be paid to an Alternate Payee, such amounts shall be distributed from the Investment Media in which such Accounts are invested on a pro rata basis.

14.3 Withdrawals. Unless a Qualified Domestic Relations Order provides to the contrary, an Alternate Payee shall not be permitted to make any withdrawals under Article VIII. Notwithstanding the foregoing, an Alternate Payee in no event shall have the right to make withdrawals under Section 8.2, and any Qualified Domestic Relations Order which purports to give an Alternate Payee such a right shall be invalid and unenforceable to that extent.

14.4 Death Benefits. Unless a Qualified Domestic Relations Order provides to the contrary, an Alternate Payee shall have the right to designate a beneficiary, in the same manner as provided in Section 5.11 with respect to a Participant (except that no spousal consent shall be required), who shall receive benefits payable to the Alternate Payee which have not been distributed at the time of the Alternate Payee’s death. If the Alternate Payee does not designate a beneficiary, or if the beneficiary predeceases the Alternate Payee, benefits payable to the Alternate Payee which have not been distributed shall be paid to the Alternate Payee’s estate.

ARTICLE XV

GENERAL PROVISIONS

15.1 No Employment Rights. Neither the action of the Company in establishing the Plan, nor of any Participating Company in adopting the Plan, nor any provisions of the Plan, nor any action taken by the Company, any Participating Company or the Committee shall be construed as giving to any Employee the right to be retained in the employ of the Company or any Participating Company, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Fund.

15.2 Governing Law. Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the state of Michigan.

15.3 Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provisions determined to be void.

15.4 No Interest in Fund. No person shall have any interest in, or right to, any part of the principal or income of the Fund, except as and to the extent expressly provided in this Plan and in the Trust Agreement.

15.5 Spendthrift Clause. (a) No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process, except for (a) a Federal tax levy made pursuant to section 6331 of the Code and (b) any benefit payable pursuant to a qualified domestic relations order. Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void.

(b)	Section 15.5(a) shall not apply to a loan made under Article IX to a Participant or Beneficiary if such loan is secured by the Participant’s Accrued Vested Benefit (within the meaning of Section 401(a)(13) of the Code) and by reason of Section 4975(d) of the Code is exempt from the tax on prohibited transactions imposed by Section 4975 of the Code.

(c)	Section 15.5(a) shall apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order if the order is determined by the Committee to be a qualified domestic relations order (as defined in Section 414(p) of the Code) Notwithstanding any restrictions in this Plan regarding the payment of benefits prior to the date on which a Participant terminates employment with the Company, a qualified domestic relations order may provide for payment of benefits to any “alternate payee” (as defined in Section 414(p)(8) of the Code) on any date subsequent to the entry of such order and subsequent to a determination by the Committee that such order is a “qualified domestic relations order” pursuant to Section 414(p) of the Code, whether or not such payment would be made prior to the Participant’s “earliest retirement age” (as defined in Section 414(p)(4)(B) of the Code). If a qualified domestic relations order so provides, the Trustee shall pay benefits to the alternate payee from the vested portion of a Participant’s Account as required by the qualified domestic relations order.

(d)	Section 15.5(a) shall not apply to any offset of a Participant’s benefits provided under the Plan against an amount that the Participant is ordered or required to pay to the Plan if the order or requirement to pay arises –

(1) under a judgment or conviction for a crime involving the Plan,

(2) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation of part 4 of subtitle B of title I of ERISA (dealing with fiduciary responsibility),

(3) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of part 4 of such subtitle by a fiduciary or any other person, and

(4) the judgment, order, decree, or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefits provided under the Plan.

(e)	Section 15.5(a) shall not apply to a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his Account under an optional form of benefit if the amendment provides a lump sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a lump sum distribution form is otherwise identical only if the lump sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to timing of payments after commencement.

(f)	a Participant may transfer his Account from this Plan (“transferor plan”) to another qualified defined contribution plan (“transferee plan”) (or from another qualified defined contribution plan (“transferor plan”) to this Plan (‘transferee plan”)) and the transfer shall not be treated as decreasing the accrued benefit of the Participant, provided the following requirements are met –

(a)	The transferor plan provides that the transfer is conditioned upon a voluntary, fully-informed election by the Participant to transfer his entire benefit to the transferee plan;

(b)	The terms of both the transferor plan and the transferee plan authorize the transfer;

(c)	The transfer must be pursuant to a direct transfer rather than a distribution from the transferor plan;

(d)	Transfers must be between like kinds of plans;

(e)	The transferee plan must allow the Participant to receive all distributions he is entitled to under the transferee plan in the form of a single sum distribution; and

(f)	The transfer must be made either in connection with an asset or stock acquisition, merger or other similar transaction involving a change in employer of the employees of a trade or business or in connection with the Participant’s change in employment status to an employment status with respect to which the Participant is not entitled to additional allocations under the transferor plan.

Any such transfer, together with earnings thereon, shall be subject to the terms of the transferee plan, and need not be segregated from the remainder of the Participant’s account unless the Trustee otherwise elects or the Participant or Committee otherwise directs. The Vesting provisions under the transferee plan must satisfy the requirements of Section 411(a)(10) of the Code and, if Code Sections 401(a)(11) and 417 apply to the transferor plan but do not otherwise apply to the transferee plan, the requirements of Code Sections 401(a)(11) and 417 must be met with respect to the transferred benefits under the transferee plan. Any such transfer that results in the elimination or reduction of a section 411(d)(6) protected benefit shall not violate Section 411(d)(6) of the Code.

15.6 Incapacity. If the Committee deems any Participant who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of Age, illness, infirmity, or incapacity of any kind, the Committee may direct the Trustee to apply such payments directly for the comfort, support, and maintenance of such Participant, or to pay the same to any responsible person caring for the Participant who is determined by the Committee to be qualified to receive and disburse such payments for the Participant’s benefit; and the receipt of such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies, the Committee, the Administrator, the Trustee, and the Fund.

15.7 Withholding. The Committee and the Trustee shall have the right to withhold any and all state, local, and Federal taxes which may be withheld in accordance with applicable law.

15.8 Missing Persons. If the Committee determines after reasonable efforts to locate an individual who is entitled to a distribution of all or part of his Account that such individual cannot be located, the amount payable to such individual may, if the Committee so determines, be forfeited as of the last day of the Plan Year of such determination and, in the discretion of the Committee, either be applied to reduce future Matching Contributions required to be made to the Plan under Section 3.4 or be allocated to the Profit-Sharing Accounts of Eligible Employees as of the last day of the Plan Year of such determination in the manner provided in Section 3.5. However, in such event if the individual entitled to a distribution of the forfeited amount subsequently makes a claim for the same, it shall be reinstated out of forfeitures, if any, for the Plan Year in which the claim is made and/or an additional contribution to the Fund by the Company for such Plan Year and shall be paid to such individual in accordance with the Plan.

Executed this      day of             , 200    .

DOMINO’S PIZZA, LLC

SEAL		By:
Title:

Attest:
Secretary

SCHEDULE A

MINIMUM DISTRIBUTION REQUIREMENTS.

Section 1. General Rules

1.1. Effective Date. The provisions of this article will apply for purposes of determining required minimum distributions on and after January 1, 2003.

1.2. Coordination with Minimum Distribution Requirements Previously in Effect. If the effective date of this article is earlier than calendar years beginning with the 2003 calendar year, required minimum distributions for 2002 under this article will be determined as follows. If the total amount of 2002 required minimum distributions under the plan made to the distributee prior to the effective date of this article equals or exceeds the required minimum distributions determined under this article, then no additional distributions will be required to be made for 2002 on or after such date to the distributee. If the total amount of 2002 required minimum distributions under the plan made to the distributee prior to the effective date of this article is less than the amount determined under this article, then required minimum distributions for 2002 on and after such date will be determined so that the total amount of required minimum distributions for 2002 made to the distributee will be the amount determined under this article.

1.3. Precedence. The requirements of this article will take precedence over any inconsistent provisions of the plan.

1.4. Requirements of Treasury Regulations Incorporated. All distributions required under this article will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

1.5. TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this article, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the plan that relate to section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution.

2.1. Required Beginning Date. The participant’s entire interest will be distributed, or begin to be distributed, to the participant no later than the participant’s required beginning date.

2.2. Death of Participant Before Distributions Begin. If the participant dies before distributions begin, the participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a) If the participant’s surviving spouse is the participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the participant died, or by December 31 of the calendar year in which the participant would have attained age 70  1/2, if later.

(b) If the participant’s surviving spouse is not the participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the participant died.

(c) If there is no designated beneficiary as of September 30 of the year following the year of the participant’s death, the participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the participant’s death.

(d) If the participant’s surviving spouse is the participant’s sole designated beneficiary and the surviving spouse dies after the participant but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse were the participant.

For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the participant’s required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the participant before the participant’s required beginning date (or to the participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3. Forms of Distribution. Unless the participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this article. If the participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

Section 3. Required Minimum Distributions During Participant’s Lifetime.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the participant’s age as of the participant’s birthday in the distribution calendar year; or

(b) if the participant’s sole designated beneficiary for the distribution calendar year is the participant’s spouse, the quotient obtained by dividing the participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the participant’s and spouse’s attained ages as of the participant’s and spouse’s birthdays in the distribution calendar year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the participant’s date of death

Section 4. Required Minimum Distributions After Participant’s Death.

4.1. Death On or After Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the longer of the remaining life expectancy of the participant or the remaining life expectancy of the participant’s designated beneficiary, determined as follows:

(1) The participant’s remaining life expectancy is calculated using the age of the participant in the year of death, reduced by one for each subsequent year.

(2) If the participant’s surviving spouse is the participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the participant’s surviving spouse is not the participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the participant’s death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the participant’s remaining life expectancy calculated using the age of the participant in the year of death, reduced by one for each subsequent year.

4.2. Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the remaining life expectancy of the participant’s designated beneficiary, determined as provided in section 4.1.

(b) No Designated Beneficiary. If the participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the participant’s death, distribution of the participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the participant’s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the participant dies before the date distributions begin, the participant’s surviving spouse is the participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the participant.

Section 5. Definitions.

5.1. Designated beneficiary. The individual who is designated as the beneficiary under section VI(B) of the plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the participant’s required beginning date. For distributions beginning after the participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the participant’s first distribution calendar year will be made on or before the participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3. Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

5.4. Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The date specified in article V(D)(2) of the plan.

Section 6. Supplemental Elections

6.1. Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries. If the participant dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in section 2.2 of this amendment, but the participant’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the participant’s death. If the participant’s surviving spouse is the participant’s sole designated beneficiary and the surviving spouse dies after the participant but before distributions to either the participant or the surviving spouse begin, this election will apply as if the surviving spouse were the participant.

6.2. Election to Allow Participants or Beneficiaries to Elect 5-Year Rule. Participants or beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in sections 2.2 and 4.2 of this amendment applies to distributions after the death of a participant who has a designated beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under section 2.2, or by September 30 of the calendar year which contains the fifth anniversary of the participant’s (or, if applicable, surviving spouse’s) death. If neither the participant nor beneficiary makes an election under this paragraph, distributions will be made in accordance with sections 2.2 and 4.2 of this amendment and, if applicable, the elections in section 2 above.

6.3. Election to Allow Designated Beneficiary Receiving Distributions Under 5-Year Rule to Elect Life Expectancy Distributions. A designated beneficiary who is receiving payments under the 5-year rule may make a new election to receive payments under the life expectancy rule until December 31, 2003, provided that all amounts that would have been required to be distributed under the life expectancy rule for all distribution calendar years before 2004 are distributed by the earlier of December 31, 2003 or the end of the 5-year period.